Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
THE RUBICON PROJECT, INC,
PLUTO 2014 ACQUISITION CORP.,
ISOCKET, INC.,
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS THE HOLDER REPRESENTATIVE
and
THE PERSONS DELIVERING JOINDER AGREEMENTS HEREWITH
Dated as of November 13, 2014

i

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Section 10.21	Conflict Waiver	83

Exhibit A    Form of Joinder Agreement
Exhibit B    Key Employees
Exhibit C    Form of Escrow Agreement
Exhibit D    Form of Certificate of Merger
Exhibit E    Form of Company Counsel Opinion
Exhibit F    Form of Tax Certificate
Exhibit G    Form of Assumption Agreement
Exhibit H    Charter Amendment

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2014 (this “Agreement”), is by and among The Rubicon Project, Inc., a Delaware corporation (“Parent”), Pluto 2014 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), iSocket, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the initial Holder Representative hereunder, and the Persons delivering Joinder Agreements herewith.
RECITALS
A.    The Boards of Directors of each of Parent, the Company and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders, and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Delaware General Corporation Law (the “DGCL”).
B.    It is the parties’ expectation that immediately following the execution of this Agreement, an executed written consent of the stockholders, in compliance with the DGCL and the Company Charter, that approves and adopts this Agreement, the Merger and the Transactions (the “Stockholder Consent”), shall be delivered by the Holders.
C.    It is the parties’ expectation that immediately following the execution of this Agreement, an executed joinder agreement substantially in the form attached as Exhibit A hereto (the “Joinder Agreements”), pursuant to which, among other things, a Holder (i) makes certain representations and warranties to Parent, and (ii) agrees to certain restrictions on the shares of Parent Common Stock issuable to them in the Transactions, including specified lockup restrictions on transfer of Parent Common Stock following the Closing, shall be delivered by the Holders.
D.    As an essential inducement for Parent and Merger Sub to enter into this Agreement, those employees of the Company whose names are listed on Exhibit B hereto (the “Key Employees”) are, concurrently with the parties entering into this Agreement, accepting employee offer letters (the “Employee Offer Letters”) that will become effective upon consummation of the Merger.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, inquiry, request, determination, requirement, pronouncement (whether formal or informal), proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Ancillary Agreements” means the Escrow Agreement and the Joinder Agreements.
“Average Price” means the average of the closing prices of Parent Common Stock on the NYSE (as reported on Bloomberg Financial Markets or such other source as the parties shall agree in writing) for the period of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the Closing Date (i.e., if the Closing Date is a Thursday, the ten (10) consecutive trading days would end on and include the Monday immediately preceding the Closing Date, assuming that all weekdays were trading days).
“Bonuses” means any stay, retention, change of control, equity appreciation, phantom equity, deferred compensation, non-compete, transition or similar payments due by the Company to any Person, and any other accelerations or increases in rights or benefits of any of the employees or consultants of the Company (whether payable or occurring prior to, on or after the Closing Date), under any plan, agreement or arrangement of the Company, which obligation, in each case, arises in connection with or as a result of the execution of this Agreement or the consummation of the Transactions and is unpaid as of the Closing; provided that no sales commission plans or management incentive bonuses for achievement of operational or financial goals, in each case, unrelated to a change of control of the Company shall constitute Bonuses.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of Los Angeles, California.
“Company Bylaws” means the Bylaws of the Company, effective as of August 4, 2009, as amended from time to time.
“Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, effective as of December 19, 2013, as amended from time to time.
“Company Common Stock” means each share of Common Stock, par value $0.001, of the Company issued pursuant to the Company Charter and as defined therein.

“Company Employees” means the employees of the Company identified on Schedule 3.11(e).
“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i)  is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other Transactions or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes generally affecting the Company’s industry, or the economy or the financial or securities markets, or the social and political system in the United States, (B) the occurrence of war or other political, religious or ethnic conflict, pandemics, natural disasters or acts of terrorism, (C) actual changes (or proposed changes that have become publicly known) in Law or GAAP, (D) the taking of an action by the Company that is not required to be taken pursuant to the terms of the Agreement and which is taken at Parent’s express written request or any action expressly required to be taken by the Company pursuant to this Agreement or the failure to take any action by the Company if that action is expressly prohibited by this Agreement (provided that any effect of compliance with the terms of Section 5.1 shall not be considered for purposes of this clause (D)), (E) the announcement or pendency of this Agreement or the Transactions, (F) without more, the failure of the Company to achieve estimated or projected financial results (provided that the event, change, circumstance, occurrence, effect of state of facts giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (G) without more and subject to the express provisions of this Agreement (including Section 2.9), the use by the Company of all or substantially all of its cash and cash equivalents to reduce Liabilities immediately prior to the Closing; provided further, that, with respect to clauses (A), (B) and (C), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company.
“Company Option” means each outstanding option to purchase shares of Company Common Stock.
“Company Preferred Stock” means each share of the Series A Preferred Stock and Series B Preferred Stock.
“Company Stock” means collectively the shares of Company Common Stock and Company Preferred Stock.
“Company Warrant” means each outstanding warrant to purchase shares of Series B Preferred Stock.
“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Current Assets” means, as of any specified date, without duplication, the aggregate current assets of the Company (including the aggregate amount of all cash and cash equivalents of the Company required to be reflected as cash and cash equivalents on a balance sheet of the Company as of such date prepared in accordance with GAAP, including security deposits paid by the Company and refundable to the Company as of the Closing Date) as of such date and calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, but excluding deferred Tax assets.
“Datasite” means the electronic data room maintained by DLA Piper on its “eRoom” datasite.
“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company and that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, or its successor under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, the Holder Representative and the Escrow Agent, substantially in the form attached as Exhibit C hereto.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations pertaining thereto.
“Funded Indebtedness” means, as at a specified date, (i) all indebtedness for borrowed money of the Company, and all obligations evidenced by notes, bonds, debentures or other similar interests; (ii) all liabilities and amounts owed by the Company in respect of the acceleration, termination, cancellation or prepayment of indebtedness for borrowed money; and (iii) any accrued and unpaid interest on the foregoing items.
“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
“Holders” means collectively the Stockholders and the holders of Company Warrant, which is expected to be exchanged for shares of Company Series B Preferred Stock immediately prior to the Effective Time.
“Immediate Family” means, with respect to any specified Person, any other Person who is an “immediate family member” of such first Person as defined in the general commentary to Section 303A.02(b) of the Listed Company Manual of the New York Stock Exchange.
“Indebtedness” means, as at a specified date, the aggregate amount of all outstanding (i) Funded Indebtedness and (ii) Other Indebtedness.
“Indemnity Escrow Fund” means the Indemnity Stock Amount deposited with the Escrow Agent, including any proceeds paid or payable upon the shares of Parent Common Stock deposited with the Escrow Agent.
“Indemnity Stock Amount” means that number of shares of Parent Common Stock having an aggregate value equal to $1,500,000, valued at the Average Price and rounded up to the nearest whole share.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature.
“Knowledge” means (i) with respect to any party, the actual knowledge of any officer or director of such party and (ii) with respect to the Company, the additional actual knowledge of any Key Employee, each of which officer, director or Key Employee has completed a reasonable inquiry relating to the particular matters.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Liabilities” means, as of any specified date, without duplication, the aggregate liabilities of the Company (including without limitation, accounts payable, Indebtedness, accrued expenses, accrued payroll and related expenses (including any sales commission plans, management incentive bonuses for achievement of operational or financial goals unrelated to a change of control of the Company), accrued Taxes, customer credits and deferred revenue) as of such date and calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, but excluding deferred Tax liabilities. For the avoidance of doubt, Liabilities shall include the employer portion of any employment Taxes payable with respect to any compensatory payments made in connection with the Closing including, without limitation, Bonuses.
“Made Available” means the applicable document or information was available in the electronic Datasite before 10:00 a.m. (Pacific time) at least three (3) Business Days prior to Closing.
“Net Adjustment Amount” means an amount (which may be either a positive or a negative number), calculated as of the Closing Date immediately prior to the Closing pursuant to Section 2.9 and without duplication, equal to (i) 100% of the Company Current Assets that are cash or cash equivalents, plus (ii) 50% of the Company’s Current Assets that are not cash or cash equivalents, minus (iii) the aggregate Liabilities of the Company, minus (iv) the aggregate amount of Bonuses, minus (v) the aggregate amount of Transaction Expenses.
“NYSE” means the New York Stock Exchange.
“Open Source Software” means any software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)), including any software that is licensed, distributed or conveyed under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract
“Other Indebtedness” means, with respect to the Company, (i) all liabilities upon which interest charges are customarily paid (excluding, for the avoidance of doubt, trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practice and any Funded Indebtedness), (ii) the amount capitalized under GAAP as liabilities as lessee under capitalized leases, (iii) any liability for the deferred and unpaid purchase price of property, assets or services, (iv) all amounts drawn under surety bonds, letters of credit or similar obligations, (v) any accrued and unpaid interest on the foregoing items and (vi) any liability in respect of accrued but unpaid salaries, wages or other compensation or unpaid expense reimbursements and unused vacation.
“Owned Real Property” means all real property owned by the Company, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Parent Common Stock” means the Common Stock, par value $0.00001 per share, of Parent.
“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of Parent to consummate, or prevents or materially delays, the Merger or any of the other Transactions or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes generally affecting Parent’s industry, or the economy or the financial or securities markets, or the social and political system in the United States, (B) the occurrence of war or other political, religious or ethnic conflict, pandemics, natural disasters or acts of terrorism, (C) actual changes (or proposed changes that have become publicly known) in Law or GAAP, (D) the taking of an action by Parent or Merger Sub that is not required to be taken pursuant to the terms of the Agreement and which is taken at the Company’s express written request or any action expressly required to be taken by Parent or Merger Sub pursuant to this Agreement or the failure to take any action by Parent or Merger Sub if that action is expressly prohibited by this Agreement), (E) the announcement or pendency of this Agreement or the Transactions, or (F) without more, the failure of Parent and its Subsidiaries to achieve estimated or projected financial results (provided that the event, change, circumstance, occurrence, effect of state of facts giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); provided further, that, with respect to clauses (A), (B) and (C), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to Parent.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Taxes” means, without duplication, all Taxes for which the Company is liable (i) with respect to any Pre-Closing Tax Period; (ii) as a result of being a member of an affiliated, combined, unitary or similar group prior to the Closing; (iii) as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; and (iv) arising out of or resulting from the transactions contemplated hereby (including any Transfer Taxes that are the liability of the Holders under Section 6.3), in each case together with any interest, penalties and additions to Tax with respect to any of the foregoing In the case of any Straddle Period: (a) Taxes other than those described in clause (b) shall be allocated based on an assumed closing of the books of the Company as of the close of the Closing Date, with exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion; and (b) any real, personal and intangible property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period.
“Pro Rata Percentage” means, with respect to each Holder, the percentage obtained by dividing (i) the aggregate Merger Consideration that such Holder has a right to receive with respect to such Holder’s Shares, assuming that both Milestones will be achieved, by (ii) the aggregate Merger Consideration that all Holders have a right to receive with respect to their Shares, assuming that both Milestones will be achieved.
“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, and bankers of such Person and any other party expressly appointed by such Person to act as the agent of such Person.

“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations pertaining thereto.
“Series A Preferred Stock” means each share of the Series A Preferred Stock, par value $0.001, of the Company issued pursuant to the Company Charter and as defined therein.
“Series B Preferred Stock” means each share of the Series B Preferred Stock, par value $0.001, of the Company issued pursuant to the Company Charter and as defined therein.
“Shares” means the shares of Company Common Stock and Company Preferred Stock.
“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, schema, architecture, files, documentation and all other tangible embodiments thereof.
“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.
“Stockholders” means the holders of Company Stock.
“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.
“Tax” and, collectively “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever imposed by a Tax Authority (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Contest” means any inquiry, claim, assessment, audit or similar event with respect to Taxes.
“Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Authority with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transaction Expenses” means, without duplication, the aggregate amount of any and all unpaid fees and expenses incurred by or on behalf of, the Company or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the Transactions or the termination or separation of any and all employees of the Company at or prior to the Closing who are not Continuing Employees, including (i) all unpaid fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Transactions (excluding any fees and expenses of the Company’s accountants and auditors in connection with completing the audit of the Company’s financial statements contemplated by Section 5.10); (ii) any unpaid fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals set forth on Schedule 7.3(b); (iii) any unpaid fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the Transactions (including any process run by or on behalf of the Company in connection with such transactions); (iv) all unpaid brokers’, finders’ or similar fees in connection with the Transactions (including any process run by or on behalf of the Company in connection with such Transactions); (v) any unpaid severance or termination payments or similar obligations payable to persons who were employed by the Company and who are not Continuing Employees; (vi) any unpaid costs of obtaining the D&O Tail Policy contemplated by Section 5.10; and (vii) any unpaid amounts owed in respect of the Expense Fund contemplated by Section 2.15.
“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the consummation of the Transactions.
“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquisition Proposal	5.3
Aggregate Preference Amount	2.7(a)(iv)(A)
Aggregate Preferred Earnout Amount	2.7(a)(iv)(B)
Aggregate Series B Per Share Earnout Amount	2.7(a)(iv)(W)
Agreement	Preamble
Arbiter	2.8(b)(ii)
Assumption Agreements	Section 2.7(b)(i)
Balance Sheet	3.6(b)
Balance Sheet Date	3.6(b)
Cancelled Shares	2.7(e)
CERCLA	3.16(d)(ii)
Certificate of Merger	2.2(b)
Certificates	2.11(c)
Charter Amendment	Section 5.1(a)
Claim Notice	8.4(a)
Closing	2.2(a)
Closing Consideration	2.7(a)(iv)(C)
Closing Date	2.2(a)
Code	3.10(b)
Common Aggregate Closing Amount	2.7(a)(iv)(D)
Common Aggregate Earnout Amount	2.7(a)(iv)(E)
Common Fair Value	2.7(a)(iv)(F)
Common Per Share Earnout Amount	2.7(a)(iv)(H)
Common Stock Per Share Amount	2.7(a)(iv)(G)
Company	Preamble
Company Registered IP	3.14(e)
Company Stock Plans	2.7(b)(i)
Confidentiality Agreement	5.6
Consideration Spreadsheet	2.13(a)
Continuing Employees	5.9
D&O Indemnification Provisions	5.11(b)
D&O Indemnified Person	5.11(b)
D&O Tail Policy	5.11(a)
Debt Payoff Letter	7.3(e)
DGCL	Recitals
Direct Claim	8.4(c)
Disclosure Schedules	Article III
Dissenting Shares	2.1
Earnout Amount	2.8, 2.7(a)(iv)(I)
Earnout Average Price	2.7(a)(iv)(J)
Earnout Consideration Statement	2.8(b)(i)
Effective Time	2.2(b)
Employee Offer Letters	Recitals

Environmental Law	3.16(d)(i)
ERISA	3.10(a)(i)
Estimated Closing Statement	2.9
Exchange Agent	2.11(a)
Expense Fund	2.15(c)
Final Closing Statement	2.9
Financial Statements	3.6(a)
Fully Diluted Shares of Common Stock	2.7(a)(iv)(O)
Fundamental Representations	8.1(a)
Hazardous Substances	3.16(d)(ii)
Holder Representative	2.15(a)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accountant	6.5(a)
Infringement Claim	5.4(b)
Interim Financial Statements	3.6(a)
In-the-Money Option	2.7(a)(iv)(K)
IP Assignment	5.4(b)
IRS	3.10(b)
IT	5.2(b)
Joinder Agreements	Recitals
Key Employees	Recitals
Losses	8.2
Majority Holders	2.15(c)
Material Contracts	3.17(a)
Merger	Recitals
Merger Consideration	2.7(a)(iv)(L)
Merger Sub	Preamble
Milestone 1	2.8(a)(i)
Milestone 1 Earnout Amount	2.8
Milestone 2	2.8(a)(ii)
Milestone 2 Earnout Amount	2.8
Milestones	2.8(a)(iii)
Multiemployer Plan	3.10(c)
Offered Employees	5.9
Option Exchange Ratio	2.7(a)(iv)(M)
Out-of-the-Money Option	2.7(a)(iv)(N)
Parent	Preamble
Parent Fundamental Representations	8.1(a), 8.1(a)
Parent SEC Documents	4.4(a)
Permits	3.8(b)
Permitted Encumbrances	3.12(a)
Personal Information	3.19(a)
Plans	3.10(a)(iv)
Privacy Laws	3.19(a)
Release	3.16(d)(iii)

Representative Losses	2.15(e)
Series A Aggregate Closing Amount	2.7(a)(iv)(P)
Series A Aggregate Earnout Amount	2.7(a)(iv)(Q)
Series A Per Share Closing Amount	2.7(a)(iv)(R)
Series A Per Share Earnout Amount	2.7(a)(iv)(S)
Series B Aggregate Closing Amount	2.7(a)(iv)(T)
Series B Aggregate Earnout Amount	2.7(a)(iv)(U)
Series B Per Share Closing Amount	2.7(a)(iv)(V)
Stockholder Consent	Recitals
Surviving Corporation	2.1
Tax Attribute	3.15
Termination Date	9.1(c)
Third Party Claim	8.4(a)
Transaction Expenses Payoff Instructions	7.3(f)

ARTICLE II
THE MERGER
Section 2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.
Section 2.2    Closing; Effective Time.
(a)    The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, at 10:00 a.m., Los Angeles time, on first Business Day following, or if the parties mutually agree, the same Business Day as, the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), or at such other place or at such time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
(b)    On the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit D hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”
Section 2.3    Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL.
Section 2.4    Certificate of Incorporation and Bylaws.
(a)    From and after the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to contain the provisions of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.
(b)    At the Effective Time, and without any further action on the part of the Company or the Merger Sub, the bylaws of the Company shall be amended and restated in their entirety to contain the provisions of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.
Section 2.5    Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 2.6    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7    Conversion of Capital Stock; Treatment of Company Options and Company Warrants. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Stock, the following shall occur:
(a)    Company Stock. The outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Company Common Stock automatically will be converted into the right to receive a portion of the Merger Consideration as described below.
(i)    Each issued and outstanding share of Series A Preferred Stock immediately prior to Effective Time shall be converted into the right to receive (A) the Series A Per Share Closing Amount and (B) the Series A Per Share Earnout Amount (such Series A Per Share Earnout Amount being payable only if some or all of the Earnout Amount is earned pursuant to Section 2.8). A portion of the Series A Per Share Closing Amount will be deposited into the Indemnity Escrow Fund pursuant to Section 2.12.
(ii)    Each issued and outstanding share of Series B Preferred Stock immediately prior to Effective Time shall be converted into the right to receive (A) the Series B Per Share Closing Amount and (B) the Series B Per Share Earnout Amount (such Series B Per Share Earnout Amount being payable only if some or all of the Earnout Amount is earned pursuant to Section 2.8). A portion of the Series B Per Share Closing Amount will be deposited into the Indemnity Escrow Fund pursuant to Section 2.12.
(iii)    Each issued and outstanding share of Company Common Stock immediately prior to Effective Time shall be converted into the right to receive (A) the Common Per Share Closing Amount and (B) the Common Per Share Earnout Amount (such Common Earnout Amount being payable only if and to the extent that the Earnout Amount is earned pursuant to Section 2.8 and the aggregate Earnout Amount earned exceeds the sum of the Common Aggregate Closing Consideration and the Aggregate Preference Amount). A portion of the Common Stock Per Share Closing Amount will be deposited in the Indemnity Escrow Fund pursuant to Section 2.12.
(iv)    For purposes hereof:
(A)    “Aggregate Preference Amount” means $17,843,184.73.
(B)    “Aggregate Preferred Earnout Amount” means the aggregate portion of the Earnout Amount allocable to Holders of Series A Preferred Stock and Series B Preferred Stock, which shall be the portion of the Earnout Amount that, when added to the Series A Aggregate Closing Amount and the Series B Aggregate Closing Amount, will equal the Aggregate Preference Amount, or all of the Earnout Amount, if the sum of the Earnout Amount and the Series A Aggregate Closing Amount and the Series B Aggregate Closing Amount is less than the Aggregate Preference Amount.

(C)    “Closing Consideration” means an amount equal to (a) $10,000,000 plus (b) the (positive or negative) Net Adjustment Amount.
(D)    “Common Aggregate Closing Amount” means an amount equal to $500,000.
(E)    “Common Aggregate Earnout Amount” means an amount equal to the portion of the Merger Consideration that exceeds the sum of (1) the Common Aggregate Closing Amount, (2) the Aggregate Preference Amount and (3) the product of (a) the Common Fair Value and (b) the number of shares of Company Common Stock subject to In-the-Money Options immediately prior to the Effective Time.
(F)    “Common Fair Value” means $.25.
(G)    “Common Per Share Closing Amount” means a number of shares (or a fraction of a share) of Parent Common Stock determined (I) by dividing (a) the Common Aggregate Closing Amount by (b) the Outstanding Shares of Common Stock, and (II) dividing such quotient by the Average Price.
(H)    “Common Per Share Earnout Amount” means a number of shares (or a fraction of a share) of Parent Common Stock determined by (I) dividing (a) the Common Aggregate Earnout Amount, by (b) the Outstanding Shares of Common Stock and, (II) dividing such quotient by the Earnout Average Price.
(I)    “Earnout Amount” means the total amount payable to all holders of Company Stock pursuant to Section 2.8.
(J)     “Earnout Average Price” means the average of the closing prices of Parent Common Stock on the NYSE (as reported on Bloomberg Financial Markets or such other source as the parties shall agree in writing) for the period of the ten consecutive trading days ending on (and including) the trading day that is the last trading day of 2015.
(K)    “In-the-Money Option” means each Company Option that has an exercise price less than the Common Fair Value.
(L)    “Merger Consideration” means the sum of (1) the Closing Consideration plus (2) the Earnout Amount plus (c) the aggregate exercise price of all In-the-Money Options.
(M)    “Option Exchange Ratio” means the ratio derived by dividing (A) the Common Fair Value by (B) the Average Price.
(N)    “Out-of-the-Money Option” means each Company Option that has an exercise price equal to or greater than the Common Fair Value.

(O)    "Outstanding Shares of Common Stock" means the number of shares of Company Common Stock issued and outstanding as of the Effective Time.
(P)    “Series A Aggregate Closing Amount” means 11.7922859% of the difference between (I) the Closing Consideration and (II) the Common Aggregate Closing Amount.
(Q)    “Series A Aggregate Earnout Amount” means 11.7922859% of the Aggregate Preferred Earnout Amount.
(R)    “Series A Per Share Closing Amount” means a number of shares (or a fraction of a share) of Parent Common Stock determined by (I) dividing (a) the Series A Aggregate Closing Amount by (b) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time and (II) dividing such quotient by the Average Price.
(S)    “Series A Per Share Earnout Amount” means a number of shares (or a fraction of a share) of Parent Common Stock determined by (I) dividing (a) the Series A Aggregate Earnout Amount by (b) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time and (II) dividing such quotient by the Earnout Average Price.
(T)    “Series B Aggregate Closing Amount” means 88.2077141% of the difference between (I) the Closing Consideration and (II) the Common Aggregate Closing Amount.
(U)    “Series B Aggregate Earnout Amount” means 88.2077141% of the Aggregate Preferred Earnout Amount.
(V)    “Series B Per Share Closing Amount” means a number of shares (or a fraction of a share) of Parent Common Stock determined by (I) dividing (a) the Series B Aggregate Closing Amount by (b) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and (II) dividing such quotient by the Average Price.
(W)    “Series B Per Share Earnout Amount” means a number of shares (or a fraction of a share) of Parent Common Stock determined by (I) dividing (a) the Series B Aggregate Earnout Amount by (b) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and (II) dividing such quotient by the Earnout Average Price.
(b)    Company Options.
(i)    Subject to each holder of an In-the-Money Option executing an assumption agreement within 90 days following the Effective Time substantially in the form attached as Exhibit G hereto (the “Assumption Agreements”), pursuant to which, among other things, such holders of Company Options shall have acknowledged Parent’s assumption of such Company Options and agreed to certain restrictions on the transfer of the shares of Parent Common Stock issuable to them upon the exercise of such assumed In-the-Money Options, each outstanding In-the-Money Option granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company, including, without limitation, under the Company’s 2009 Equity Incentive Plan (the “Company Stock Plans”) shall be deemed assumed by Parent at the Effective Time, and from and after the Effective Time, (i) each outstanding In-the-Money Company Option shall entitle the holder thereof to acquire the number of shares of Parent Common Stock (rounded up to the nearest whole number) determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Option Exchange Ratio; (ii) the exercise price per share of Parent Common Stock subject to such assumed Company Options at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (A) the exercise price per share of Company Common Stock subject to such Company Option prior to the Effective Time divided by (B) the Option Exchange Ratio; and (iii) from and after the Effective Time, Parent and its compensation committee shall be substituted for the Company and the compensation committee of the Company Board administering such Company Stock Plans; provided, however, that any outstanding In-the-Money Option that is not subject to a validly executed and delivered Assumption Agreement at the end of the 90 day period following the Effective Time shall be automatically, without any further act on the part of Parent, cancelled and shall thereafter cease to exist (it being understood and agreed that there shall be no recalculation of the allocations of the Merger Consideration pursuant to Section 2.7 in the event of any cancellation of a Company Option pursuant to this proviso). In addition, each Company Stock Plan shall be deemed assumed by Parent at the Effective Time. Within thirty (30) Business Days after the Effective Time, Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock subject to assumed Company Options to be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form. Furthermore, Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as assumed Options remain outstanding.
(ii)    Other than as provided in Section 2.7(b)(i) above, each assumed Company Option shall be subject to the same vesting schedule and other terms and conditions as in effect immediately prior to the Effective Time.
(iii)    Each outstanding Out-of-the-Money Option shall be cancelled effective as of the Effective Time and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
(c)    Company Warrant. Immediately prior to the Effective Time, the Company Warrant shall be deemed automatically exchanged pursuant to the terms of Section 4.3 of the Company Warrant, and the Company shall issue in full the shares of Series B Preferred Stock pursuant thereto. Such shares of Series B Preferred Stock shall be converted into the right to receive a portion of the Merger Consideration as provided in Section 2.7(a).

(d)    Cancellation of Company Stock Held by Parent or Merger Sub. Each share of Company Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
(e)    Cancellation of Company Stock Held in Treasury. Each share of Company Stock that is held in the treasury of the Company or owned by the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor (the shares of Company Stock described in Section 2.7(d) and this Section 2.7(e), “Cancelled Shares”).
(f)    Merger Sub Stock. Each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 2.8    Earnout Consideration. In addition to the Closing Consideration, Parent will issue (i) $6,000,000 of additional merger consideration (the “Milestone 1 Earnout Amount”) if the Surviving Corporation has achieved Milestone 1 (as defined below) prior to December 31, 2015 and (ii) an additional $6,000,000 of additional merger consideration (the “Milestone 2 Earnout Amount”) if the Surviving Corporation has achieved Milestone 2 (as defined below) prior to December 31, 2015. (The Milestone 1 Earnout Amount and the Milestone 2 Earnout Amount are referred to herein collectively as the “Earnout Amount.”) The Earnout Amount, if and to the extent earned, will be payable after a final determination of the Earnout Amount pursuant to Section 2.8(b). The Earnout Amount, if and to the extent earned, will be payable in shares of Parent Common Stock as described in Section 2.7, and the Earnout Amount will be allocated among the holders of record of Company Stock as of the Effective Time as set forth in Section 2.7 of the Agreement.
(a)    For purposes of this Section 2.8:
(i)    “Milestone 1” shall be achieved if the Surviving Corporation has completed development of its technology platform sufficient to enable the technology platform to provision buy-side ad servers with support for DoubleClick Campaign Manager and Sizmek’s MDX platform for digital campaign management.
(ii)    “Milestone 2” shall be achieved if the Surviving Corporation has completed development of its technology platform sufficient to enable the technology platform to facilitate delivery of digital requests for proposal for at least 1,000 publisher properties.
(iii)    “Milestones” mean Milestone 1 and Milestone 2.
(b)    Determination and Payment of Earnout Amount.

(i)    At the end of each of the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, Parent shall, or shall cause the Surviving Corporation to, provide Holder Representative with an update as to the status of the achievement of each Milestone, including a summary with reasonable specificity as to what steps must occur in the opinion of Parent for such Milestone(s) to be achieved (provided that achievement of such steps identified by Parent is not a substitute for achievement of the Milestones). Provided that Holder Representative executes and delivers a confidentiality agreement reasonably acceptable to Parent, Parent shall, upon request of Holder Representative and not more than once per quarter, meet and confer with the Holder Representative to explain and/or demonstrate any deficiencies in the results of the efforts to achieve the Milestones and the satisfaction of Parent’s obligations under subsection 2.8(b)(iii) below. If Parent or the Surviving Corporation make openly available for customer use a technological platform that reflects satisfaction of a particular Milestone, or if a Milestone otherwise has been achieved prior to December 31, 2015, Parent shall issue, or cause the Surviving Corporation to issue, a preliminary written determination (each an “Early Determination”) of Parent’s belief that such Milestone has been achieved and, unless circumstances change or new facts come to light prior to the delivery of the Earnout Consideration Statement (set forth below), such Milestone shall be deemed achieved in the Earnout Consideration Statement.
(ii)    As soon as reasonably practicable following December 31, 2015 but in any event by no later than January 15, 2016, Parent shall, or shall cause the Surviving Corporation to, prepare and deliver to the Holder Representative a final statement (the “Earnout Consideration Statement”) setting forth (i) which, if any, Milestones have been achieved, (ii) the calculation of the Earnout Amount (i.e., whether $0, $6 million or $12 million has been earned), and (iii) the aggregate number of shares of Parent Common Stock to be issued to the Holders in satisfaction of the Earnout Amount earned. The aggregate number of shares of Parent Common Stock issuable to holders of Company Stock in respect of the Earnout Amount earned, if any, shall be determined by dividing (i) the Earnout Amount by (ii) the Earnout Average Price. It is hereby understood and agreed that the Earnout Amount earned, if any, pursuant to this Section 2.8 shall only be finally determined and issued following December 31, 2015 irrespective of when a Milestone is actually achieved.
(iii)    If Parent has not conceded that both Milestones have been met as set forth in the Earnout Consideration Statement delivered pursuant to Section 2.8(b)(iii), and the Holder Representative believes that one or both Milestones should be determined to have been met, the Holder Representative shall notify Parent of Holder Representative’s disagreement in writing within twenty (20) Business Days after December 31, 2015 (such notice setting forth in reasonable detail the basis for such disagreement). In the event that the Holder Representative does not provide such a notice of disagreement within such twenty (20) Business Day period, the Holder Representative, on behalf of all Holders, shall be deemed to have accepted the Earnout Consideration Statement and the calculation of the Earnout Amount, each of which shall be final, binding and conclusive for all purposes hereunder. Following Parent’s receipt of a notice of disagreement timely provided as set forth in the second sentence of this Section 2.8(b)(ii), Parent and the Holder Representative will use reasonable best efforts for a period of ten (10) Business Days to resolve any disagreements with respect to the calculations of the Earnout Amount. If, at the end of such ten (10) Business Day period Parent and the Holder Representative are unable to resolve any disagreements with respect to the calculation of the Earnout Amount, then Parent and Holder Representative shall together select a retired Chief Technology Officer having at least ten (10) years of expertise in software product engineering and the technical knowhow to assess attainment of the Milestones, or if the parties are unable to mutually agree upon an acceptable retired Chief Technology Officer, then the matter will be submitted to the American Arbitration Association to select a neutral arbiter (such designated person, the “Arbiter”), who shall resolve any remaining disagreements. Each of Parent and the Holder Representative shall promptly provide their assertions regarding the attainment of each Milestone and the resulting computation of the Earnout Amount in writing to the Arbiter and to each other. The Arbiter shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Holder Representative and Parent agree (i) shall be no later than thirty (30) days following the day on which the disagreement is referred to the Arbiter and (ii) shall be set forth in a written report setting forth in reasonable detail the Arbiter’s determination of the attainment of each Milestone and the basis for such determination). The determination of the Arbiter shall be final, conclusive and binding on the parties absent manifest error.
(iv)    The costs of any dispute resolution pursuant to this Section 2.8, including the fees and expenses of the Arbiter and of any enforcement of the determination thereof, shall be borne equally by Parent, on the one hand, and the Holders, on the other hand (such obligation of the Holders shall be joint and several). The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Earnout Consideration Statement shall be borne by such party.
(c)    Following the Effective Time and until the earlier of (i) the achievement of the Milestones and (ii) December 31, 2015, Parent shall cause the Surviving Corporation to (w) dedicate the full business efforts of five (5) full time qualified engineers, which number of engineers is subject to reduction in connection with and proportionate to any general reduction in workforce by Parent or the Surviving Corporation, to the development of the functionality of the technology platform that constitutes the foundation of the Company’s products and services as of the date hereof, (x) provide cash compensation, employee benefits and other basic terms and conditions of employment to such engineers based upon the same banding rules as Parent applies to its engineers company wide, (y) subject to Parent or the Surviving Corporation’s right to discipline or terminate non-performing persons, once established, not reduce the cash compensation, employee benefits or other basic terms and conditions of employment to such engineers except in connection with an across the board proportional compensation reduction or benefits package adjustment applicable to all employees of the Company; and (z) provide hardware, software and facilities support for such engineers to perform their duties and responsibilities.
(d)    Except as expressly set forth in Section 2.8(c) (including any operational covenants set forth therein) and the covenant of good faith and fair dealing implied in all contracts governed by Delaware Law, none of Parent, the Surviving Corporation or any of their Affiliates (a) will be under any obligation or have any duty to act in such a manner to ensure any Earnout Amount is paid, (b) will owe any Holder any fiduciary duty or other similar duty in respect of this Section 2.8 or the achievement of any Milestone, or (c) will have any obligation or be bound by any agreement or covenant of any kind in respect of this Section 2.8. It is hereby the parties’ intention that any and all other obligations of Parent or its Affiliates relating to this Section 2.8 (whether implied or otherwise) are expressly waived and disclaimed. The parties expressly acknowledge that (1) Parent and its Affiliates currently operate a business and will continue following the Effective Time to operate its existing businesses and may acquire and/or develop other businesses in the future (which will require the allocation of resources by Parent), and (2) such actions shall not per se be deemed to interfere with or impede the ability of the Holders to achieve any Milestone or the Earnout Amount.
Section 2.9    Calculation of Net Adjustment Amount; Preparation of Final Closing Statement. Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent a draft of the “Estimated Closing Statement,” which shall include an estimated balance sheet of the Company as at immediately prior to the Closing (unless the parties mutually agree to a different date), together with a schedule reflecting in reasonable detail the Company’s good faith calculations of (i) the Current Assets, (ii) the Funded Indebtedness, (iii) the aggregate Liabilities, (iv) Transaction Expenses, (v) the aggregate Bonuses, and (vi) the Net Adjustment Amount, each as at immediately prior to the Closing (each of which shall be separately identified on the Estimated Closing Statement). The Company shall provide to Parent copies of the documents or instruments evidencing the amounts set forth on the Estimated Closing Statement and shall consider in good faith and address any comments or proposed changes to the calculations that may be suggested by Parent or its Representatives in the period following delivery of the Estimated Closing Statement and prior to Closing. Following the review of the Estimated Closing Statement by Parent and the Company’s good faith response to any comments or proposed changes from Parent, the Company shall prepare and deliver to Parent a revised Estimated Closing Statement reflecting any changes that the Company deems necessary or appropriate based upon its good faith review of Parent’s comments or proposed changes. Such revised Estimated Closing Statement shall be deemed the “Final Closing Statement“ and shall be certified by the Chief Financial Officer and Chief Executive Officer of the Company as being true and correct in all material respects. Notwithstanding any other language to the contrary contained herein, no review by Parent or its Representatives of the Estimated Closing Statement or any changes by the Company in response thereto shall impair in any way the rights of Parent to bring any claim for indemnification pursuant to Section 8.2(e).
Section 2.10    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Company Stock outstanding immediately prior to the Effective Time and held by a Holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares of Company Stock in accordance with Section 262 of the DGCL or Chapter 13 of the California Corporation Code, if such Section or Chapter provides for appraisal rights for such shares of Company Stock in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such Holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL or the California Corporation Code. If, after the Effective Time, any such Holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Holder is entitled pursuant to Section 2.7(a), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL or the California Corporation Code and received by the Company relating to Holders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL or the California Corporation Code; provided, however, that any settlement of any such negotiations or proceedings shall be handled as settlement of a Third Party Claim pursuant to the procedures set forth in Section 8.4 The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.
Section 2.11    Exchange and Payment.
(a)    Promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, or such other bank or trust company designated by Parent (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Stock, book-entry shares (or certificates if requested) representing the shares of Parent Common Stock issuable at the Closing pursuant to Section 2.7(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.11(f).
(b)    Promptly following Parent’s delivery of the Earnout Consideration Statement pursuant to Section 2.8(b), Parent shall deposit (or cause to be deposited) with the Exchange Agent, in trust for the benefit of holders of shares of Company Stock, book-entry shares (or certificates if requested) representing the shares of Parent Common Stock issuable in connection with the satisfaction of any Earnout Amount owed pursuant to Section 2.8(b). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the determination of the Earnout Amount and the delivery of the Earnout Consideration Statement, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.11(f).
(c)    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall, or shall cause the Exchange Agent to, mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Stock (x) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify, including a general release of the Company, the Surviving Corporation and Parent by each Holder (other than currently unknown claims by a third party publisher that is also a Holder under commercial Contracts with the Company) and (y) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration (either the Closing Consideration and/or the Earnout Amount, as applicable) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.11(f). Only after surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Stock then held by such holder under all Certificates so surrendered) to which such holder of Company Stock shall have become entitled pursuant to the provisions of Section 2.7(a) (in the case of the Closing Consideration) and, if and when earned, Section 2.8 (in the case of the Earnout Amount) (which, in each case, shall be in uncertificated book-entry form) and (B) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.11(f), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares, if any, payable to holders of Certificates. Until surrendered as contemplated by this Section 2.11, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.11(f). For the avoidance of doubt and in furtherance of the foregoing, the parties acknowledge and agree that the mechanics set forth in this Section 2.11(c) shall apply for both the payment and satisfaction of the Closing Consideration and, to the extent earned pursuant to Section 2.8, the Earnout Amount, and that all holders of Company Stock will be sent a letter of transmittal at the Effective Time with all shares of Company Stock being cancelled as of the Effective Time and representing only the right to receive the Closing Consideration and, to the extent earned pursuant to Section 2.8, the Earnout Amount.
(d)    If payment of any of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent that such Tax is not applicable.
(e)    The Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.11(f) issued and paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer, such Certificates shall be cancelled and exchanged as provided in this Article II.

(f)    No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each Holder otherwise entitled to a fraction of a share of Parent Common Stock shall, upon surrender of his or her Certificate or Certificates pursuant to Section 2.11(b) and the determination of the amount of Merger Consideration payable to such Holder (i.e., only after the Earnout Amount is determined in the case of the Earnout Amount), be entitled to receive an amount of cash (without interest) determined (i) in the case of the Closing Consideration, by multiplying the Average Price by the fractional share interest to which such Holder would otherwise be entitled, and (ii) in the case of the Earnout Amount, if and when earned, by multiplying the Earnout Average Price by the fractional share interest to which such Holder would otherwise be entitled.
(g)    Any shares of Parent Common Stock that remain undistributed to the holders of Certificates (i) six (6) months after the Effective Time, in the case of the Closing Consideration, and (ii) six (6) months after the date of the Earnout Consideration Statement, in the case of the Earnout Amount, shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.11(f) (subject to abandoned property, escheat or other similar laws).
(h)    None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock or cash in lieu of fractional shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(i)    Any certificates evidencing shares of Parent Common Stock delivered hereunder shall include legends legally required, including a legend substantially in the following form:
“THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THESE SECURITIES ARE ALSO SUBJECT TO CONTRACTUAL LIMITATIONS ON RESALE, INCLUDING CERTAIN LOCKUP RESTRICTIONS.”
Section 2.12    Deposit of Parent Common Stock Into Indemnity Escrow Fund. As part of the Merger Consideration, promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with the Escrow Agent, in trust for the benefit of the Holders, shares of Parent Common Stock in book-entry form representing the Indemnity Stock Amount, and each Holder shall be deemed to have contributed from the shares of Parent Common Stock issuable to all Holders a portion of the Indemnity Stock Amount equal to the product of such Holder’s Pro Rata Percentage multiplied by the Indemnity Stock Amount.
Section 2.13    Consideration Spreadsheet.

(a)    The Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer and Chief Financial Officer of the Company, setting forth for each Holder:
(i)    the name, address (including email address) and, where available, tax identification number of such Holder;
(ii)    the number and type of shares of Company Stock held by such Holder and the Tax basis of such shares of Company Stock;
(iii)    the number and type of In-the-Money Options and Out-of-the-Money Options held by such Holder and the exercise price with respect to each such Company Option and the vested and exercisable portion of any In-the-Money Options;
(iv)    the Company Warrant held by such Holder and the exercise price of such Company Warrant;
(v)    the number of shares of Parent Common Stock issuable to such Holder pursuant to Section 2.7 as Closing Consideration for such Holders’ Company Stock and the Company Warrant (and any cash payable to such holder in lieu of fractional shares of Parent Common Stock);
(vi)    the number of Company Options held by such Holder that are deemed assumed by Parent pursuant to Section 2.7(b), including the number of shares of Company Common Stock that are subject to vested and exercisable portions of the Company Options as of the Effective Time, the number of shares of Parent Common Stock to be subject to such assumed Company Options and the exercise price per share of the Parent Common Stock subject to such assumed Company Options;
(vii)    the number of Out-of-the-Money Options held by such Holder that are to be cancelled pursuant to Section 2.7(b);
(viii)    the number of shares of Parent Common Stock to be deposited in respect of such Holder into the Indemnity Escrow Fund;
(ix)    the portion of the Milestone 1 Earnout Amount that would be allocable to each Holder (expressed in dollars) assuming Milestone 1 is achieved;
(x)    the portion of the full Earnout Amount that would be allocable to each Holder (expressed in dollars) assuming Milestone 1 and Milestone 2 are achieved; and
(xi)    such Holder’s Pro Rata Percentage.
(b)    The parties acknowledge and agree that any discrepancy between the Merger Consideration payable pursuant to Section 2.7 and Section 2.8, collectively, and the Consideration Spreadsheet, the provisions of Section 2.7 and Section 2.8, as applicable, shall prevail; provided, however, that this Section 2.13(b) shall have no impact in respect of the indemnification for any inaccuracies in or omissions from the Consideration Spreadsheet pursuant to Section 8.2(d).
Section 2.14    Withholding Rights. Each of Parent, Escrow Agent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
Section 2.15    Holder Representative.
(a)    By the approval of this Agreement pursuant to the DGCL, the Stockholder Consent and the Joinder Agreements, each Holder shall be deemed to have consented to the appointment of Shareholder Representative Services LLC as agent, proxy and attorney-in-fact, with full power of substitution, to act on behalf of the Holders for certain limited purposes, as specified herein (the “Holder Representative”), including the full power and authority to act on the Holders’ behalf as provided in Section 2.15(b). The Holders, by approving this Agreement, further agree that such agency, proxy and attorney-in-fact are coupled with an interest, are therefore irrevocable without the consent of the Holder Representative, except as provided in Section 2.15(c), and shall be binding upon the successors, heirs, executors, administers and legal representatives of each Holder and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Holder. All decisions, actions, consents and instructions by the Holder Representative shall be binding upon all of the Holders, and no Holder shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction. Parent and Merger Sub shall be entitled to rely on any decision, action, consent or instruction of the Holder Representative as being the decision, action, consent or instruction of the Holders, and Parent and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.
(b)    The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) consummate the Transactions (including pursuant to Section 2.7 hereof); (ii) negotiate disputes arising under, or relating to, this Agreement and the Ancillary Agreements (including pursuant to Article VIII hereof); (iii) withhold any amounts received on behalf of the Holders under this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Holders or the Holder Representative in the performance of their duties hereunder (including pursuant to this Section 2.15, and Article VIII hereof); (iv) execute and deliver any amendment or waiver to this Agreement and the Ancillary Agreements (without the prior approval of the Holders); and (v) to take all other actions to be taken by or on behalf of the Holders in connection with this Agreement (including pursuant to Article VIII hereof) and the Ancillary Agreements. The Holder Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.
(c)    The Holder Representative may resign at any time. Holder Representative may be removed for any reason or no reason by the vote or written consent of Holders holding a majority of the Shares as of the Effective Time (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Holder Representative, a new Holder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Holder Representative shall be sent to Parent and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Parent and, after the Effective Time, the Surviving Corporation; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Holder Representative as described in Section 2.15(a).
(d)    Upon the Closing, the Company will wire to the Holder Representative an amount of $75,000 (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Holder Representative for, any third party expenses pursuant to the Merger Agreement and the Escrow Agreement. The Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Holder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holder Representative’s responsibilities (or when so directed by the Holders, if earlier), the Holder Representative shall disburse the balance of the Expense Fund to the Holders (or, if practicable, to the Exchange Agent for further distribution to the Holders) based on such Holder’s Pro Rata Percentage as set forth on the Consideration Spreadsheet. For Tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Holders at the time of Closing. The parties agree that the Holder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund. The Holder Representative is not responsible for any tax reporting or withholding with respect to the Expense Fund or distribution thereof. Any portion of the Expense Fund that remains undeliverable or unclaimed after six months of the initial delivery attempt shall promptly be paid to Parent and handled in the same manner as other unclaimed funds pursuant to this Agreement.
(e)    The Holder Representative will incur no liability of any kind with respect to any action or omission by the Holder Representative in connection with the Holder Representative’s services pursuant to this Agreement and the Escrow Agreement, except in the event of liability directly resulting from the Holder Representative’s gross negligence or willful misconduct. The Holders will indemnify, defend and hold harmless the Holder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Holder Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Holder Representative, the Holder Representative will reimburse the Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Holder Representative by the Holders, any such Representative Losses may be recovered by the Holder Representative from (i) the amounts in the Indemnity Escrow Fund at such time as remaining amounts would otherwise be distributable to the Holders, and (ii) from any Earnout Amounts at such time as any such amounts would otherwise be distributable to the Holders (it being understood that the sale of any such shares of Parent Common Stock by the Holder Representative shall be effected in compliance with the Securities Act); provided, that while this section allows the Holder Representative to be paid from the Indemnity Escrow Fund and the Earnout Amounts, this does not relieve the Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. For the avoidance of doubt, the limitations set forth in Section 8.5 are not intended to be applicable to the indemnities provide to the Holder Representative in this section. In no event will the Holder Representative be required to advance its own funds on behalf of the Holders or otherwise. The Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Holder Representative or the termination of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any Ancillary Agreement (except to the extent the applicability of a disclosure in any numbered and lettered section or subsection of the Company Disclosure Schedule to a section or subsection contained in this Section 3 is reasonably apparent on its face to a reader unfamiliar with the Company to apply to another numbered and lettered Section of the Company Disclosure Schedule; provided, however, that no section or subsection of the Disclosure Schedules shall qualify any of the representations or warranties in Section 3.15 of this Agreement other than what is contained in Section 3.15 of the Disclosure Schedules), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Organization and Qualification.
(a)    The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (ii), for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)    The Company has Made Available to Parent a complete and correct copy of the Company Charter and the Company Bylaws. The Company Charter and Company Bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws. The electronic stock records and corporate actions of the Company that have been Made Available are true and complete.
Section 3.2    Authority.
(a)    The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements and the consummation by the Company of the Transactions to which it is or will be a party has been duly and validly authorized by the Board of Directors of the Company. Assuming the execution and delivery of the Stockholder Consent by the Stockholders no other corporate proceedings on the part of the Company will be necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions. The Stockholder Consent will be irrevocable upon delivery. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
(b)    The Board of Directors of the Company has, at a meeting duly called and held on or prior to the date hereof, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and the Holders (including, the Stockholders), (ii) determined that the Merger Consideration to be received by the respective Stockholders and the deemed exercise price of the Company Options represents the fair market value of the Company Stock (including the determination of the Common Fair Value), (iii) approving and declaring advisable this Agreement and the Transactions, including the Merger and the appointment of the Holder Representative, and authorizing persons to execute and deliver this Agreement and the Ancillary

Agreements to which the Company will be a party, (iv) directing that this Agreement be submitted to the Stockholders for adoption and approval and (v) resolving to recommend that the Stockholders vote in favor of the adoption and approval of this Agreement and the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(c)    Upon its execution and delivery by the Stockholders, the Stockholder Consent will have been validly obtained under the DGCL, the Company Charter and Company Bylaws and will be in full force and effect.
Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the Transactions, do not and will not:
(i)    conflict with or violate the Company Charter or the Company Bylaws;
(ii)    conflict with or violate any Law applicable to the Company, which conflict or violation would cause any property or asset of the Company to be adversely affected; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company under, or result in the creation of any Encumbrance on any property, asset or right of the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company is a party or by which the Company or any of its properties, assets or rights are bound or affected.
(b)    Neither the Company nor any Holder is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the Transactions or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.
(c)    No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the Transactions.

Section 3.4    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 90,000,000 shares of Common Stock, of which 7,076,512 shares are issued and outstanding; and (ii) 36,827,725 shares of Company Preferred Stock, of which 36,327,131 shares are issued and outstanding. Of the 36,827,725 authorized shares of Company Preferred Stock, as of the date of this Agreement, (A) 6,587,725 shares of Company Preferred Stock are designated as Series A Preferred Stock, of which 6,587,725 shares are issued and outstanding, and (B) 30,240,000 shares of Company Preferred Stock are designated as Series B Preferred Stock, of which 29,739,406 shares are issued and outstanding. Schedule 3.4(a) of the Disclosure Schedules sets forth a complete and accurate list of all record and beneficial holders of the issued and outstanding capital stock of the Company, indicating the respective number and type of Shares held and the cost basis for such Shares.
(b)    Schedule 3.4(b)(i) of the Disclosure Schedules sets forth the names and addresses of record of all Persons holding any Company Warrants, together with the number of Company Warrants thus held, the number and type of Shares under such Company Warrant, and the relevant exercise price(s), vesting date(s) and number of Company Warrants vesting on each such date, and expiration date(s) thereof. Copies of all agreements or other documents evidencing the Company Warrants have been Made Available to Parent. Schedule 3.4(b)(ii) of the Disclosure Schedules sets forth the names and addresses of record of all Persons holding any Company Options, together with the number of Company Options thus held, the number and type of Shares under such Company Options, the type of Company Option (i.e., incentive stock option or non-statutory stock option), and the relevant exercise price(s), vesting date(s) and number of Company Options vesting on each such date, and expiration date(s) thereof. The Company’s Board of Directors or a Committee thereof, as applicable, has taken such actions necessary to approve and evidence as necessary and advisable under Section 3.3(g) of the Company’s 2009 Equity Incentive Plan to properly defer the exercisability of all outstanding Company Options until after the Closing. Copies of all agreements or other documents evidencing the Company Options have been Made Available to Parent.
(c)    Except as set forth in Schedule 3.4(a), Schedule 3.4(b)(i), or Schedule 3.4(b)(ii) of the Disclosure Schedules, the Company has not issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company is duly authorized, validly issued, fully paid and nonassessable. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 3.4(b)(i) or Schedule 3.4(b)(ii) of the Disclosure Schedules and except for rights granted to Parent and Merger Sub under this Agreement, there are no outstanding obligations of the Company, in each case, to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company. No shares of capital stock or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Company Charter or Company Bylaws or any Contract to which the Company was then a party or by which the Company was then bound.
Section 3.5    Equity Interests. The Company (i) does not have any Subsidiaries or directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, and (ii) is not under any obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
Section 3.6    Financial Statements; No Undisclosed Liabilities.
(a)    True and complete copies of the unaudited balance sheet of the Company as at December 31, 2013, and the related unaudited statements of income and cash flows of the Company (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Company as at September 30, 2014, and the related statements of income and cash flows of the Company (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of the Company; (ii) except as set forth on Schedule 3.6(a) of the Disclosure Schedules, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.
(b)    Except as and to the extent adequately accrued or reserved against in the unaudited balance sheet of the Company as at September 30, 2014 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet” and such date, the “Balance Sheet Date”), the Company does not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP (as modified by the Company’s accounting practices set forth in Schedule 3.6(a) of the Disclosure Schedules) to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, that are not, individually or in the aggregate, material to the Company.
(c)    The books of account and financial records of the Company are true and correct, represent actual, bona fide transactions, have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls, and, except as set forth on Schedule 3.6(a) of the Disclosure Schedules, have been prepared and are maintained in accordance with GAAP.
(d)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the Company’s obligations are satisfied in a timely manner and as required under the terms of any Contract. Except as disclosed in the Financial Statements or as required by GAAP (as modified by the Company’s accounting practices set forth in Schedule 3.6(a) of the Disclosure Schedules), since January 1, 2013, the Company has not made any material change in any method of accounting, accounting practice or policy or any internal control over financial reporting.
(e)    To the Company’s Knowledge, there has been no incidence of fraud since inception of the Company that was perpetrated by any current or former directors, officers or employees of the Company.
(f)    Schedule 3.6(g) of the Disclosure Schedules lists, and the Company has Made Available to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by the Company since its incorporation.
(g)    Schedule 3.6(h) of the Disclosure Schedules lists all Indebtedness owed to the Company by any employee of the Company or any Holder.
Section 3.7    Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Disclosure Schedules, since the Balance Sheet Date: (a) the Company has conducted its business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (c) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.
Section 3.8    Compliance with Law; Permits.
(a)    The Company is and has been in compliance in all material respects with all Laws applicable to its business, operations, properties or assets, including, without limitation, Laws relating to anti-money laundering, economic sanctions and terrorist financing, the monitoring and reporting of suspicious activity, the protection of non-public customer information, privacy, identity theft and consumer protection. None of the Company or any of its executive officers has received during the past five years, nor is there any reasonable basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance with any Law applicable to its businesses, operations or assets. There have been no intentional violations of Law or Company policy on the part of the Company’s employees in the course of their activities as employees of the Company prior to the Closing.
(b)    Schedule 3.8 of the Disclosure Schedules sets forth a true and complete list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”), all of which are valid and in effect, except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company. The Company is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened. The Surviving Corporation will continue to have the use and benefit of all Permits immediately following consummation of the Transactions. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company.
Section 3.9    Litigation. Except as set forth on Schedule 3.9 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Company, threatened against the Company, or any property or asset of the Company, or any of the directors, officers or employees of the Company in regards to their actions as such, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its properties or assets, any of its officers or directors in their capacities as such, or the Transactions. There is no Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.
Section 3.10    Employee Benefit Plans.
(a)    Schedule 3.10(a) of the Disclosure Schedules sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has or could have any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company (collectively, the “Plans”).
(b)    Each Plan referred to in Section 3.10(a) is in writing. The Company has Made Available to Parent a true and complete copy of each such Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, and (iv) the most recently prepared actuarial report and financial statement in connection with each such Plan. The Company does not have any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).
(c)    None of the Plans referred to in Section 3.10(a) is (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (ii) a pension plan within the meaning of Section 3(2) of ERISA. Neither the Company, its Subsidiaries or any ERISA Affiliate has ever sponsored, maintained, contributed or been obligated to contribute to or incurred any liability (contingent or otherwise) with respect to any “pension plan” subject to Code Section 412 or Title IV of ERISA.
(d)    None of the Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Transactions; or (iii) obligates the Company to make any payment or provide any benefit as a result of the Transactions. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.
(e)    Each Plan has been operated in material compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor does the Company have any Knowledge of any such default or violation by any other party to any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action.
(f)    There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan for which an applicable exemption does not exist. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.
(g)    All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance.
(h)    There are no Actions or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.
(i)    No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.
(j)    The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in material compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.
(k)    With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005‑1) at any time after October 3, 2004. No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.
(l)    The Company is not obligated to make any payments, including under any Plan, in connection with the transactions contemplated by this Agreement that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.
Section 3.11    Labor and Employment Matters.
(a)    The Company is not a party to any labor or collective bargaining Contract that pertains to employees of the Company. There are no, and during the past five years there have been no, organizing activities or collective bargaining arrangements that could affect the Company. There is no, and during the past five years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company. There are no pending or, to the Knowledge of the

Company, threatened union grievances or union representation questions involving employees of the Company.
(b)    The Company is and during the past five years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
(c)    The Company is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company has paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.
(d)    The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. The Company has not received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company and, to the Knowledge of the Company, no such investigation is in progress.
(e)    Subject to the termination of any Company Employees who are not Continuing Employees, to the Knowledge of the Company, no current employee or officer of the Company intends, or is expected, to terminate his employment relationship with the Company following the consummation of the Transactions. Schedule 3.11(e) of the Disclosure Schedules contains a complete and accurate list of all Company Employees as of November 1, 2014 showing for each Company Employee, the name, title, location, service date, whether each individual is treated as exempt or non-exempt, annual salary or wages as of such date and aggregate annual compensation (including bonus information) for the fiscal year ended December 31, 2013.
Section 3.12    Title to, Sufficiency and Condition of Assets.
(a)    The Company has good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Balance Sheet Date in the ordinary course of business consistent with past practice. The assets owned or leased by the Company constitute all of the assets necessary for the Company to carry on its businesses as currently conducted. None of the assets owned or leased by the Company is subject to any Encumbrance, other than (i) liens for

Taxes not yet delinquent or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (as modified by the Company’s accounting practices set forth in Schedule 3.6(a) of the Disclosure Schedules), (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (collectively, “Permitted Encumbrances”).
(b)    All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.
Section 3.13    Real Property.
(a)    The Company has no Owned Real Property. Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. The Company has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.
(b)    There are no contractual or legal restrictions that preclude or restrict the Company’s ability to use any Leased Real Property for the current or contemplated use of such real property. To the Company’s Knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property. All structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company as currently conducted.
Section 3.14    Intellectual Property.

(a)    Schedule 3.14 of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company, identifying for each whether it is owned by or exclusively licensed to the Company. The Intellectual Property owned by the Company or validly licensed to the Company includes all Intellectual Property necessary for the Company to carry on its business as currently conducted.
(b)    No Patents or Marks identified on Schedule 3.14 as owned by the Company or, to the Knowledge of the Company, exclusively licensed to the Company are the subject of any pending interference, derivation, reissue, reexamination, opposition or cancellation or post-grant proceeding and, to the Knowledge of the Company, no such proceeding is threatened.
(c)    The Company exclusively owns, free and clear of any and all Encumbrances, all Intellectual Property identified on Schedule 3.14 of the Disclosure Schedules and all other Intellectual Property purportedly owned by the Company, including all Intellectual Property developed by or for the Company by any of its current or former employees, contractors or consultants. The Company has not received any notice or claim challenging the Company’s ownership of any of the Intellectual Property owned or purported to be owned (in whole or in part) by the Company and the Company is not aware of any facts that would reasonably be expected to give rise to a claim challenging the Company’s ownership of any of such Intellectual Property.
(d)    The Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its material Intellectual Property and at all times has maintained the confidentiality of all information that constitutes a Trade Secret of the Company. No material Trade Secrets or other confidential information has been disclosed to any third party that was not bound by a legally enforceable confidentiality undertaking. All current or former employees, consultants and contractors of the Company have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.
(e)    All Intellectual Property identified on Schedule 3.14 of the Disclosure Schedules is subsisting and, to the Knowledge of the Company and in the case of the registered Marks, issued Patents and registered Copyrights identified on Schedule 3.14 of the Disclosure Schedules (“Company Registered IP”), valid and enforceable, and the Company has not received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)    The development, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company, and all of the other activities or operations of the Company (including the products and services that are currently under development), have not infringed upon, misappropriated, violated, or diluted, and do not infringe upon, misappropriate, violate or dilute, any Intellectual Property of any third party, and the Company has not received any notice or claim asserting that any such infringement, misappropriation, violation or dilution is or may be occurring or has or may have occurred, nor is the Company aware of any facts that would reasonably be expected to give rise to a claim that the Company is infringing, misappropriating, violating or diluting Intellectual Property of any third party. The Company has not received any unsolicited written request or invitation to take a license under any Patents owned by a third party. No Intellectual Property owned by or, to Knowledge of the Company, licensed to the Company is subject to any outstanding order, judgment, decree or stipulation restricting the use or licensing thereof by the Company. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company in any material respect.
(g)    The Company has not transferred any ownership interest in, or granted any exclusive license with respect to, or restricted in any way its ability to use or transfer in any manner, any material Intellectual Property. Upon the consummation of the Closing, Parent (through its ownership of the Surviving Corporation) shall succeed to all of the material Intellectual Property rights used to date in or necessary for the conduct of the Company’s business as it is currently and proposed to be conducted, and all of such rights shall be exercisable by Parent (through its ownership of the Surviving Corporation) to the same extent as by the Company prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Company in the conduct of its business is pending or, to Knowledge of the Company, threatened.
(h)    The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the Transactions, will not (i) result in Parent or any of its Affiliates (other than the Surviving Corporation) being obligated to grant to any third party any rights with respect to Intellectual Property; (ii) result in Parent or any of its Affiliates (other than the Surviving Corporation) being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; (iii) the Surviving Corporation being obligated to pay any royalties or other amounts to any third party at a rate in excess of that which is payable by the Company prior to the Closing Date; or (iv) give rise to any right of any third party to terminate, re-price or otherwise modify any of the Company’s rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company.
(i)    Schedule 3.14 of the Disclosure Schedules (i) lists all Open Source Software that is used in connection with the provision of any products or services by the Company, including any that is incorporated into, or combined or distributed with, any of the Company’s, and (ii) describes the manner in which such Open Source Software were so incorporated, combined or distributed with any Company products, and identifies for each such item of Open Source Software (1) the applicable open source license, (2) whether the item is incorporated into or distributed with any Company products and, if so, the applicable Company product(s), and (3) whether or not the item was modified by the Company. The Company does not use any Open Source Software that is licensed under the GNU Affero General Public License. All use and distribution of any Open Source Software by the Company is in compliance with the terms of the license under which such Open Source Software is licensed to the Company, including all copyright notice and attribution requirements. The Company has not (A) incorporated Open Source Software into, or combined Open Source Software with, any proprietary Software of the Company; (B) distributed any Open Source Software; or (C) used Open Source Software in a manner that (x) materially limits the Company’s rights to make, use, sell or license any proprietary Software of the Company, (y) transfers to a third party or prevent enforcement of any of the Company’s rights of ownership in any Intellectual Property owned or exclusively licensed by the Company, or (z) creates obligations for the Company with respect to any software used or distributed by the Company or grants to any third party, any rights or immunities under Intellectual Property rights, including any use of Open Source Software that would obligate the Company to disclose, make available, offer or deliver any portion of the source code of any proprietary software of the Company to any third party, to grant a license to prepare derivative works or that otherwise affects the Company’s freedom of action with respect to the use or distribution of any proprietary software of the Company.
(j)    To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of such information technology systems. The Company’s Software and Systems (including the Systems operated by vendors or subcontractors on behalf of the Company) (i) are adequate for the conduct of the business of the Company as currently conducted and as it is contemplated to be conducted by the roadmap for the business that has been adopted by the Company , and (ii) are, in all material respects, in good working order and condition and have been used and maintained in accordance with their documentation, manufacturer’s requirements and applicable insurance policies. The Company has not experienced any significant disruption of its Systems, or the services provided by the Company through the use of the Systems, in the prior two (2) years.
(k)    Schedule 3.14(k) of the Disclosure Schedules identifies and describes in reasonable detail all actions which must be taken within the 180 days following the Closing Date and which are necessary to maintain, perfect, preserve or renew any of the Company Registered IP (and applications or registrations with respect to the same), including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates related thereto.
Section 3.15    Taxes
(a)    All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct, and complete in all material respects.
(b)    All Taxes due and payable on or before the date hereof have been timely paid. The Company has properly accrued on the Financial Statements for all Taxes not yet due

or payable as of the Balance Sheet Date, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business of the Company consistent with amounts incurred and paid with respect to comparable prior periods.
(c)    The Company has duly and timely withheld all material amounts required to be withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid under applicable Laws and has complied with all applicable Laws relating to information reporting and record retention.
(d)    The Company is not a party to and has no liability under any express or implied Tax allocation, Tax indemnity, Tax sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes and is disclosed in Schedule 3.15(d)).
(e)    There are no liens for Taxes on any of the Company’s assets other than Permitted Encumbrances.
(f)    There are and have been no pending or, to the Knowledge of the Company, threatened, audits, examinations or other proceedings with respect to material Taxes of the Company. There are and have been no deficiencies for any Taxes claimed, proposed or assessed against the Company in writing by any Tax Authority. There are no outstanding waivers or extensions of statutes of limitations with respect to assessments or collection of Taxes of the Company.
(g)    The Company has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) or other comparable group for state, local or foreign Tax purposes filing a combined, consolidated or unitary Tax Return, other than a group the common parent of which is or was the Company. The Company does not have any liability for Taxes of any other Person, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor or by Contract (other than any commercial agreement entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes and is disclosed in Schedule 3.15(g)). No closing agreement pursuant to Section 7121 of the Code or any other agreement with any Governmental Authority has been entered into by or with respect to the Company. No Tax rulings have been requested or received that would affect the amount of Taxes owed by the Company for any taxable period ending after the Effective Time.
(h)    The Company has not (i) taken a position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law) or (ii) participated in any “reportable transaction” as defined in Treas. Reg. § 1.6011-4(b) (or any similar provision of state, local or foreign Law).
(i)    The Company has not received a claim in writing, that it is or may be (or was) subject to Tax in a jurisdiction in which it does not (or did not) file Tax Returns.

(j)    The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction qualifying, intending to qualify or purporting to qualify for tax-free treatment under Section 355 of the Code.
(k)    The Company has Made Available to Parent true, correct and complete copies of all (i) U.S. federal and state income or franchise Tax Returns for the Company for all periods ending on and after December 31, 2010 and (ii) audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority relating to Taxes of the Company.
(l)    No power of attorney has been executed by or on behalf of the Company with respect to any matters relating to Taxes that is currently in force.
(m)    The Company will not be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date, including by virtue of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date, an installment sale or open transaction effected on or prior to the Closing Date, a prepaid amount received on or prior to the Closing Date or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made prior to the Closing Date.
The Company makes no representation or warranty regarding the amount, value or condition of, or any limitations on, any Tax asset, basis or attribute of the Company, including but not limited to net operating losses (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates to utilize such Tax Attributes after the Closing.
Section 3.16    Environmental Matters.
(a)    The Company is and has been in compliance with all applicable Environmental Laws in all material respects. Neither the Company nor any of its officers has received during the past five (5) years, nor is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.
(b)    To the Company’s Knowledge, no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any investigation, clean-up, remediation or corrective action of any kind relating thereto, (i) on any properties (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any predecessor company, or (ii) at any other location with respect to which the Company may be liable under Environmental Law. To the Company’s Knowledge, no underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. To the Company’s Knowledge, it is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company relating to Hazardous Substances or otherwise under any Environmental Law.
(c)    The Company has Made Available to Parent all permits, audits and other reports pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental investigation reports in their possession, or to which they have reasonable access, addressing every location ever owned, operated or leased by the Company or at which the Company actually, potentially or allegedly may have liability under any Environmental Law.
(d)    For purposes of this Agreement:
(i)    “Environmental Law” means: any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.
(ii)    “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
(iii)    “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).
Section 3.17    Material Contracts.
(a)    Schedule 3.17(a) of the Disclosure Schedule sets forth a list of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is bound, including the applicable subsection(s) to which such Contract is responsive (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):

(i)    any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract that involves an obligation of a party to the Contract to pay at least $25,000 in the aggregate to another party to the Contract on an annualized basis;
(ii)    any Contract relating to or evidencing (A) Funded Indebtedness or (B) Other Indebtedness;
(iii)    any Contract pursuant to which the Company has provided funds to or made any loan to or capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;
(iv)    any Contract with any Governmental Authority;
(v)    any Contract with any Related Party of the Company, other than standard employment, agreements with respect to the acquisition of equity securities, including preferred stock, restricted stock and/or stock options, and indemnification agreements entered into in the ordinary course of business on forms substantially similar to the standard form agreements Made Available to Parent;
(vi)    any employment or consulting Contract or any severance, retention, or similar Contract, in each case, that results in any obligation of the Company to make any payment following either the consummation of the Transactions, termination of employment (or the relevant relationship) or both and any labor or collective bargaining Contracts (if any);
(vii)    any Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights, or that grants any right, or any obligation of the Company, that may come into effect in the future as a result of the passage of time or the occurrence or non-occurrence of any events or circumstances;
(viii)    any Contract that requires a consent to or requires a written notice in respect of a “change of control” that gives rise to termination rights upon the occurrence of a change of control, or that would prohibit or delay the consummation of the Transactions;
(ix)    any Contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $50,000;
(x)    any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $25,000;

(xi)    any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company other than standard provisions contained in customer Contracts entered into in the ordinary course of business and on forms substantially similar to the standard form agreements Made Available to Parent;
(xii)    any Contract containing confidentiality clauses other than standard provisions contained in customer Contracts entered into in the ordinary course of business or the Company’s standard confidentiality agreements entered into in the ordinary course of business;
(xiii)    any Contract under which the Company grants or receives a license of any Intellectual Property, excluding any agreement under which commercially available “off-the-shelf” Software is licensed to the Company in object code form pursuant to the terms of a “click-through” or “shrink-wrap” license, and any other Contract affecting the Company’s rights to use or enforce any Intellectual Property that is necessary to the current conduct of the business of the Company;
(xiv)    any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company;
(xv)    any Contract with any labor union or providing for benefits under any Plan;
(xvi)    any Contract for the purchase of any debt or equity security or other ownership interest of any Person,
(xvii)    any Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company other than standard stock option and other equity incentive agreements entered into with service providers of the Company on forms substantially similar to the standard form agreements Made Available to Parent;
(xviii)    any hedging, futures, options or other derivative Contract;
(xix)    any Contract relating to settlement of any claims or administrative or judicial Actions within the past five (5) years;
(xx)    any Contract that results in any Person holding a power of attorney from the Company that relates to the Company or its business; and
(xxi)    any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $50,000 on an annual basis or in excess of $100,000 over the current Contract term (including any such Contracts with tax preparation firms or other customers or clients), (B) has a term greater than one (1) year and cannot be cancelled by the Company without penalty or further payment and without more than thirty (30) days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company.
(b)    Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and, except as set forth on Schedule 3.17(b)(i) of the Disclosure Schedules, will continue to be in full force and effect on identical terms immediately following the Closing Date. Except for those Material Contracts set forth on Schedule 3.17(b)(ii) of the Disclosure Schedules, no Material Contract requires the consent of any Person to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any Material Contract as a result of the consummation of the Transactions. Neither the Company nor, to the Knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, in any material respect, any Material Contract, nor has the Company received any claim of any such breach, violation or default. The Company has delivered or Made Available to Parent true and complete copies of all Material Contracts, including any amendments thereto.
Section 3.18    Affiliate Interests and Transactions. (a) To the Knowledge of the Company, no Related Party of the Company: (i) owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or its business; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company uses in or pertaining to the business of the Company; or (iii) is a party to any Contract with the Company or has or has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than in their capacities as employees or directors in the ordinary course of business.
(b)    There are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company. Since the Balance Sheet Date, the Company has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company, other than the Transactions.
Section 3.19    Insurance. Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, errors and omissions, product liability and all other types of insurance policies maintained with respect to the Company (including such insurance policies in which (a) the Company is named as an insured or additional insured party, or (b) explicitly covers the business of the Company, including any of its employees, operations, properties and assets), together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company has not received notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy. Schedule 3.19 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the business and assets of the Company are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company is engaged. To the Company’s Knowledge, the activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of such policies.
Section 3.20    Privacy and Security.
(a)    The Company at all times has complied (and has required and monitored the compliance of its vendors and subcontractors) in all material respects with all applicable U.S., state, foreign and multinational Laws (including the Children’s Online Privacy Protection Act, California Civil Code Section 1798.81.5, California Business and Professions Code Section 22575, Directive 95/46/EC of the European Parliament, and Directive 2002/58/EC of the European Parliament), standard industry practices, standards, self-governing rules and policies (including those set forth by the Digital Advertising Alliance, the Network Advertising Initiative, and the European Interactive Digital Advertising Alliance) and the Company’s own published, posted and internal agreements and policies (which are in conformance with standard industry practice) (“Privacy Laws”) with respect to: (i) personally identifiable information of individuals (A) for whom services are provided by the Company or any of the Company’s customers or business partners, (B) to whom the Company or any of the Company’s customers or business partners markets its services, (C) who visit the Company’s Websites or the Websites of any customers or business partners of the Company, (D) who otherwise communicate with the Company or the any of the Company’s customers or business partners about their respective services or business, or (E) who are employed or engaged by the Company (including name, address, telephone number, electronic mail address, social security number, driver’s license number, bank account number, credit card number or debit card number), sensitive personal information (including information about an individual’s health, medical condition, family medical history, religious beliefs, political beliefs or affiliations, sexual interests, racial or ethnic origin, criminal background or membership in a trade union) and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”), whether any of same is accessed or used by the Company or vendor, subcontractor or business partner of any of the foregoing; (ii) non-personally identifiable information of any such individuals, whether any of same is accessed or used by the Company or any of its business partners; (iii) spyware, malware and adware; (iv) the procurement or placement of advertising from or with Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; (vii) the use of certain technologies, including but not limited to cookies and locally stored objects, to collect information about individuals, (viii) the use of Personal Information or non-personal information to target advertisements at individuals; and (ix) privacy generally. No written claims have been asserted and, to the Company’s Knowledge, no claims are threatened against the Company by any Person alleging a violation of any Privacy Laws by the Company.

(b)    The Company posts all policies with respect to the matters set forth in Section 3.20(a) on its Websites in conformance with Privacy Laws. The Company does not use, collect, disclose, or receive any Personal Information or non-personally identifiable information in any manner that is not authorized by Privacy Laws. The Company has not and does not transfer any Personal Information across national borders.
(c)    To the Company’s Knowledge, the customers, business partners and other Persons with which the Company has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information or to non-personally identifiable information of individuals. The Company contractually requires such Persons to comply with Privacy Laws in relation to their use of the Company’s Software, Systems or Websites.
(d)    The Company takes reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same. Neither the Company nor, to the Knowledge of the Company, any subcontractor or agent of the Company while acting on behalf of the Company has (i) suffered a material security breach with respect to its data or Systems since the date that is three (3) years prior to the date of this Agreement (in the case of such subcontractors or agents, that involved Personal Information obtained from or on behalf of the Company), (ii) been required pursuant to any Privacy Law to notify customers, consumers or employees of any information security breach related to the Personal Information of such customers, consumers or employees (in the case of such subcontractor or agent of such Acquired Company, that involved a customer or employee of the Company), or (iii) been the subject of any inquiry, investigation or enforcement Action of any Governmental Entity with respect to compliance with any Privacy Law. Without limiting the generality of the foregoing, the Company uses adequate-strength encryption technology of at least 128-bit. The Company has implemented and continues to maintain, consistent with industry practices and its obligations to third parties, backup procedures for their Software, Systems and Websites.
Section 3.21    Accounts Receivable. All accounts receivable reflected on the Balance Sheet or to be reflected on the Final Closing Statement represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing Date, all accounts receivable will be current and collectible net of the respective reserves shown on the Balance Sheet or to be shown on the Final Closing Statement (which reserves (i) are adequate and calculated consistent with past practice, (ii) in the case of reserves on the Final Closing Statement, will not represent a greater percentage of accounts receivable as of the Closing than the reserve reflected on the Balance Sheet represented of the accounts receivable reflected therein and (iii) will not represent a change in the composition of such accounts receivable in terms of aging). Subject to such reserves, each account receivable either has been or will be collected in full or sold in connection with the factoring of accounts receivable consistent with past practices, without any set-off. There is no contest, claim or right of set-off, under any

Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar Actions have been commenced by or against any such obligor.
Section 3.22    Accounts Payable. All accounts payable and notes payable by the Company to third parties have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than ninety (90) days in its payment as of the date of the Disclosure Schedules.
Section 3.23    Customers and Suppliers.
(a)    Schedule 3.23(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names of the top twenty (20) customers of the Company, measured by the Company’s revenues from such customers in the twelve (12) month period ended September 30, 2014, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the total sales of the Company represented by sales to each such customer during such period. The Company has not received any notice or other communication that any of such clients (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or (B) has sought, or is seeking, to change the terms upon which it receives the services of the Company. None of such clients has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transactions.
(b)    Schedule 3.23(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers of the Company from which the Company received goods, services, or rights (including any licenses to Intellectual Property) with an aggregate purchase price for each such supplier of $25,000 or more during the 12 months ended September 30, 2014 or that provides goods, services, or rights that are material to the Company’s business or operations, and (ii) the amount for which each such supplier invoiced the Company during such period. The Company has not received any notice or other communication that there has been any material adverse change in the price of such goods, services, or rights provided by any such supplier, or that any such supplier will not provide goods, services, or rights to the Surviving Corporation following the Closing Date on terms and conditions substantially the same as those used in its current terms with the Company, subject to general and customary price increases. To Knowledge of the Company, no such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transactions.
Section 3.24    Bank Accounts; Powers of Attorney. Schedule 3.24 of the Disclosure Schedules sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company, copies of which have been Made Available to Parent.
Section 3.25    Certain Business Practices. Neither the Company nor, to the Knowledge of the Company, any of its Representatives (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d) or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature. The Company and, to the Knowledge of the Company, all entities acting on behalf of the Company have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures designed to ensure compliance with any applicable national, regional or local anticorruption Law.
Section 3.26    Brokers. Except for LUMA Securities LLC, the then unpaid fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has Made Available to Parent a complete and correct copy of all agreements between the Company and LUMA Securities LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.
Section 3.27    Export Controls and Related Matters. Except (x) as set forth on Schedule 3.27(a) of the Disclosure Schedules or (y) where the failure to be in compliance would not reasonably be expected to materially affect the Company and, to the Knowledge of the Company, its Representatives and Subsidiaries are and, during the last five (5) years, have been in compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations, the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury. Except as set forth on Schedule 4.20(b) of the Disclosure Schedules, the Company has not filed any voluntary disclosures of possible export violations relating to the Company that would reasonably be expected to materially affect the Company. None of the Company or, to the Knowledge of the Company, its Representatives: (a) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or on any other similar list; or (b) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (i) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (ii) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (iii) the United States Trading with the Enemy Act of 1917, as amended;

(iv) the United States International Emergency Economic Powers Act of 1977, as amended or (v) the foreign asset control regulations of the United States Department of the Treasury.
Section 3.28    Documents. Except as set forth on Schedule 3.28 of the Disclosure Schedules, full and complete copies of all documents referred to on the Disclosure Schedules (including all amendments, exhibits, attachments, waivers and other changes to each such document) have been Made Available to Parent.
Section 3.29    No Existing Discussions. Neither the Company nor, to the Knowledge of the Company, any Holder or Representative of the Company is currently engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Acquisition Proposal.
Section 3.30    Disclosure. None of the representations or warranties of the Company contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered by or on behalf of the Company pursuant hereto or thereto or in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:
Section 4.1    Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2    Authority. Each of Parent and Merger has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the Transactions. This Agreement has been, and upon their execution and delivery each of the Ancillary Agreements to which Parent or Merger Sub will be a party will have been, duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution and delivery each of the Ancillary Agreements to which Parent or Merger Sub will be a party will constitute, the legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with their respective terms.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the Transactions, do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub;
(ii)    conflict with or violate any Law applicable to Parent or Merger Sub; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Parent or Merger Sub is a party;
except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate, or prevent or materially delay, the Merger or any of the other Transactions or would reasonably be expected to do so.
(b)    Neither Parent nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, including the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions, (iii) compliance by Parent with the rules and regulations of the NYSE, and (iv) such other authorizations, approvals, orders, permits or consents which if not obtained, or notices, registrations, declarations or filings which if not made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Transactions.
Section 4.4    SEC Reports; Financial Statements.
(a)    Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since April 1, 2014 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC

Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since April 1, 2014, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.
(c)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
Section 4.5    No Prior Activities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other Transactions and has engaged in no business other than in connection with the Transactions.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except actions (and failures to act) expressly mandated by this Agreement or as set forth on Schedule 5.1 or unless Parent shall otherwise agree in writing, the business of the Company shall be conducted only in the ordinary course of business consistent with past practice; and the Company shall (i) preserve substantially intact the business organization and assets of the Company; (ii) keep available the services of the current officers, employees and consultants of the Company; (iii) preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and (iv) keep and maintain the assets and properties of the Company in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Company shall not do, nor propose to do, directly or indirectly, any of the following without the prior written consent of Parent:

(a)    amend or otherwise change the Company Charter or the Company Bylaws except with respect to effecting the Charter Amendment substantially in the form attached as Exhibit H hereto (the “Charter Amendment”);
(b)    issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such interests, or any other ownership interest in the Company or (ii) any properties or assets of the Company;
(c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock or other equity or ownership interest;
(d)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest or make any other change with respect to its capital structure;
(e)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;
(f)    except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, conversion, recapitalization or other reorganization of the Company, or otherwise alter the Company’s form of organization or structure;
(g)    incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, except in the ordinary course of business consistent with past practice, or incur, assume or guarantee any long-term Indebtedness or make any optional repayment of any Indebtedness except for the repayment of indebtedness to Venture Lending & Leasing VI, Inc.;
(h)    make any loans or advances to any Person;
(i)    amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;
(j)    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $10,000 or capital expenditures that are, in the aggregate, in excess of $25,000 for the Company;
(k)    enter into any lease of real or personal property or any renewals thereof involving a term of more than one (1) year or rental obligation exceeding $25,000 per year in any single case;

(l)    increase the compensation payable or to become payable or the benefits provided (including any acceleration of vesting of compensation or benefits, other than the acceleration of vesting of Company Options pursuant to the express terms of the Company Options outstanding as of the date hereof) to its directors, officers or employees, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company, or establish, adopt, enter into or amend any Plan;
(m)    enter into any Contract with any Related Party of the Company;
(n)    make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
(o)    make (other than in the ordinary course of business consistent with past practice), revoke or modify any material Tax election, adopt or change any material Tax accounting method, settle or compromise any material Tax liability, file or cause to be filed any material Tax Return other than on a basis consistent with past practice, file or cause to be filed any amended Tax Return or claim for Tax refund, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, grant any power of attorney with respect to Taxes, or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement;
(p)    pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
(q)    cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
(r)    permit the lapse of any existing policy of insurance relating to the business or assets of the Company;
(s)    abandon or permit to lapse any Intellectual Property, any right relating to Intellectual Property or any other intangible asset used in the business of the Company;
(t)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;
(u)    commence or settle any Action;
(v)    take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Company in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Company in this

Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Company Material Adverse Effect;
(w)    allow any holder of a Company Option who is not an “accredited investor” as defined in the federal securities laws to exercise such Company Option (and in connection with complying with this Section 5.2(w), the Company’s Board of Directors or a Committee thereof, as applicable, shall take such actions necessary to evidence the exercising of its discretion under Section 3.3(g) of the Company’s 2009 Equity Incentive Plan to defer the exercisability of all outstanding Company Options until after the Closing) (it being understood that, subject to the execution of an Assumption Agreement by each holder of an In-the-Money Option, all In-the-Money Options are being assumed by Parent regardless of whether any such options are held by a Continuing Employee or not); provided that if a holder of a Company Option that is an “accredited investor” within the meaning of the federal securities laws exercises any of such holder’s Company Options prior to the Closing, the Company shall deliver prompt notice of such exercise to Parent and such holder shall execute a Joinder Agreement concurrently with the execution of such other documents as are necessary to exercise the Company Options; or
(x)    announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
Section 5.2    Access to Information.
(a)    From the date hereof until the Closing Date, the Company shall afford Parent and its Representatives bound by contractual or fiduciary obligations of confidentiality access (including for inspection and copying) at all reasonable times to the Representatives, properties, offices, plants and all other information concerning the business, properties and personnel of the Company as Parent may reasonably request in conducting its business, accounting and legal review and investigation of the Company, and shall furnish Parent with such financial, operating and other data and information as Parent may reasonably request. The Company agrees to provide to Parent and its Representatives copies of internal financial statements and any related work papers and supporting documentation promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or in any Ancillary Agreement or the conditions to the obligations of the parties to consummate the Merger and the other transactions contemplated hereby and thereby. In addition, the Company shall, and agrees to cause its appropriate Representatives to, execute and deliver such documents and instruments as may be reasonably requested by Parent or required by third party accountants and auditors in connection with the matters contemplated by this subparagraph (a), including any work papers, documents, books, record, certifications or reliance representation letters requested by the accounting firm, auditors or other persons engaged to conduct an audit of the Company’s financial books and records in order for Parent to properly make any required public filings with the SEC relating to the Company or the Merger.
(b)    To facilitate prompt integration of the Company’s Systems and other information technology (collectively, “IT”) inventory (e.g., voice and data network services and software and hardware, licenses, financial/accounting software, IT budgets, etc.) with Parent’s IT following the Closing, the Company will provide Parent and its Representatives bound by contractual or fiduciary obligations of confidentiality reasonable access, at any time during normal business hours from the date hereof through the earlier of the Effective Time and the Termination Date, to the Company’s IT inventory and the Company’s personnel responsible for such IT inventory. The Company will cooperate with Parent to plan for the integration of IT systems, hardware and software prior to and in anticipation of the Closing, including, but not limited to, providing Parent with reasonable access to and use of the Company’s appropriate personnel.
Section 5.3    Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall use best efforts to ensure that none of its Affiliates and Representatives shall, directly or indirectly (a) solicit, initiate, consider, encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly, but in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Parent shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact, unless doing so would violate a contractual obligation of confidentiality to such Person. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement, without the prior written consent of Parent. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company, (ii) any direct or indirect acquisition or purchase of all or a material portion of the assets of the Company, (iii) any merger, consolidation or other business combination relating to the Company, or (iv) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company.
Section 5.4    Notification of Certain Matters; Supplements to Disclosure Schedule.
(a)    Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall give prompt written notice to Parent if the Company becomes aware of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Company Material

Adverse Effect, (iii) any failure of the Company or any Affiliate of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Parent’s and Merger Sub’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions or (v) any Action pending or, to the Company’s Knowledge, threatened against a party or the parties relating to the Transactions or otherwise.
(b)    The Company shall give Parent prompt notice if any Person shall have (i) commenced, or shall have notified the Company that it intends to commence, an Action against the Company or (ii) provided the Company with notice, in either case which allege(s) that any of the Company’s Intellectual Property currently embodied, or proposed to be embodied, in the Company’s products or utilized in Company-designed or modified development tools or design environments infringes or otherwise violates the Intellectual Property rights of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Company does not otherwise own or have the right to use and exploit such Intellectual Property of the Company (the foregoing, an “Infringement Claim”). The Company shall cooperate with Parent in making arrangements, prior to the Closing Date, satisfactory to Parent in its reasonable discretion to effect any necessary or appropriate assignments to the Surviving Corporation of all Intellectual Property of the Company or other Intellectual Property rights owned or licensed by the Company or created by any of the Company’s Representatives, including any Intellectual Property of the Company or other intellectual property rights created by the Company’s Representatives prior to the Company’s incorporation, in each case, as set forth on Schedule 5.4(b) of the Disclosure Schedules, and to obtain the cooperation of such persons to complete the transfer or recordation of all Intellectual Property of the Company in the name of the Surviving Corporation at the Company’s or the Surviving Corporation’s expense (each, an “IP Assignment”). The Company shall use all commercially reasonable efforts to maintain, perfect, preserve or renew the Company’s Intellectual Property through the Effective Time, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company’s Intellectual Property, received from Governmental Authorities.
(c)    Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of the Company which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement, nor any information Parent may otherwise obtain from the Company or any other Person, shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3, the compliance by the Company with any covenant set forth herein or the indemnification provided for in Section 8.2.

Section 5.5    Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the Transactions, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the Transactions.
Section 5.6    Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the Transactions pursuant to the terms of the confidentiality agreement dated June 23, 2014 between Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date; provided, however, that each party may make such disclosure if it has been advised by legal counsel that such disclosure is required by applicable Law, regulation or legal process (including the regulations of the SEC or any securities exchange). If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms and the immediately prior sentence.
Section 5.7    Commercially Reasonable Efforts; Further Assurances.
(a)    Each of the parties (other than the Holder Representative) shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the Transactions (ii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the Transactions. In furtherance and not in limitation of the foregoing, the Company shall permit Parent reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other Transactions, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    The Company shall give promptly such notice to third parties and use commercially reasonable efforts to obtain such third party consents and estoppel certificates as Parent in its reasonable discretion deems necessary or desirable in connection with the Transactions. Parent shall cooperate with and assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Parent shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that Parent in its sole discretion may deem adverse to the interests of Parent or the Company.

(c)    Notwithstanding anything herein to the contrary, Parent shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Parent, the Company or any of their respective Affiliates, or (ii) limit Parent’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of its assets or any of Parent’s or its Affiliates’ other assets or businesses.
Section 5.8    Public Announcements. Each of the parties shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the Transactions, including any prepared responses to questions regarding the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of Parent. Notwithstanding anything in this Agreement to the contrary, following the Effective Time and the public announcement of the Merger, the Holder Representative shall be permitted to publicly announce that it has been engaged to serve as the Holder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.
Section 5.9    Employee Matters. At least three (3) days prior to the Closing Date, Parent shall offer employment (contingent on the Closing) to each of the Company Employees set forth on Section 5.9 of the Disclosure Schedules, on such terms and conditions as determined by Parent and subject to Parent’s standard new hire procedures (such Company Employees, the “Offered Employees”). Each Company Employee who accepts Parent’s offer of employment pursuant to this Section 5.9 (the “Continuing Employees”) shall be entitled to participate in the employee benefit plans of Parent to the extent permitted under, and subject to the terms and conditions of, the applicable plan. Effective prior to the Effective Time, the Company shall terminate the employment of all employees of the Company, other than the Continuing Employees. Any severance or other similar obligations payable to any Company Employee to whom Parent does not extend an offer of employment pursuant to the terms of this Section 5.9 shall be paid from the Company’s available cash contemporaneously with but effective immediately prior to the Effective Time.
Section 5.10    Company Audited Financial Statements. The Company shall cooperate and make its Representatives available to the independent external auditor engaged prior to the date hereof and agreed to by Parent, in order to assist such auditor in promptly completing an audit of the Company’s financial statements covering the periods required by the rules and regulations of the SEC, including Regulation S-X, in order for Parent to file such audited financial statements with the SEC in satisfaction of Parent’s obligations pursuant to applicable securities Laws, including the Exchange Act. The Company shall use its best efforts to cause the auditor to provide its consent to Parent to include such auditor’s opinion in any filing of such financial statements with the SEC.
Section 5.11    Directors and Officers Insurance.

(a)    At or prior to the Effective Time, the Company shall purchase tail insurance coverage for the Company directors and officers in a form reasonably acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six (6) years following the Effective Time with respect to claims arising out of acts or omission occurring at or prior to the Effective Time (the “D&O Tail Policy”). The full cost and all premiums associated with such D&O Tail Policy will be paid in a lump sum by the Company prior to the Closing.
(b)    For a period of six (6) years following the Effective Time, the Surviving Corporation shall cause the certificate of incorporation and bylaws (or equivalent governing documents) of the Surviving Corporation to contain provisions with respect to indemnification or exculpation in favor of, and the limitations on the personal liability of, each present and former director and officer of the Company (each, a “D&O Indemnified Person”) at least as favorable as the indemnification and exculpation provisions provided for in the certificate of incorporation and bylaws of Company, as in effect immediately prior to the Effective Time (collectively, the “Indemnification Provisions”), for acts or omissions which occurred prior to the Effective Time, unless otherwise required to be modified by applicable Law.
(c)    The Surviving Corporation shall not seek to terminate the D&O Tail Policy at any time for any reason.
(d)    In the event that the Surviving Corporation or any of its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and Assets to any Person, then, and in each such case, the Surviving Corporation will cause proper provisions to be made so that the successors of the Surviving Corporation remain bound by the obligations set forth in this Section 5.11. The obligations of the Surviving Corporation under this Section 5.11 will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 5.11 applies without the express written consent of such affected indemnitee.
(e)    The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, all D&O Indemnified Persons and such Persons’ respective heirs and Representatives.
ARTICLE VI
TAX MATTERS
Section 6.1    Tax Treatment. The parties hereto agree that the purchase and sale of the Shares is intended to be treated for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Absent a change in Law between the date hereof and the filing of its applicable income Tax Returns, each party hereto (other than the Holder Representative) shall initially report the Merger in its income Tax Returns as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and will not amend or alter that position unless otherwise required by a change in Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Following the Effective Time, neither the Surviving Corporation nor any of its Affiliates shall take any action or cause any action to be taken which to such party’s Knowledge would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided that nothing in this Section 6.1 shall require a party to take or fail to take any action or inaction required under this Agreement or by applicable Law. Notwithstanding the foregoing, nothing in this Agreement shall be construed to impose on Parent, the Company or their Affiliates any obligation to, and none of them shall have any obligation to, pay Taxes incurred by any Holder in respect of the Transactions.
Section 6.2    Preparation and Filing of Tax Returns. Parent shall have the right to prepare and file or cause to be prepared and filed all Tax Returns of the Company that relate to a Pre-Closing Tax Period that are required to be filed after the Closing Date. Such Tax Returns shall be prepared in accordance with applicable Law and, where not inconsistent with applicable Law, consistent with past practice of the Company. If any such Tax Return reflects a Tax for which the Holders are liable hereunder in excess of the amount (if any) accrued as a Liability therefor on the Final Closing Statement, then Parent shall deliver copies of completed drafts of such Tax Returns to the Holder Representative for its review, during a reasonable period of time after filing with respect to payroll Tax Returns, and at least fourteen (14) Business Days prior to filing with respect to all Tax Returns other than payroll Tax Returns, and Parent shall incorporate any reasonable comments from the Holder Representative made within a reasonable period of time after delivery of such payroll Tax Returns, or within three (3) Business Days prior to the due date for filing such Tax Returns other than payroll Tax Returns (provided in each case such changes are not inconsistent with past practice of the Company); provided, that Parent’s failure to provide such Tax Returns shall not reduce the Holders’ obligations with respect thereto except to the extent the Holders are prejudiced thereby. In the event of a dispute with respect to any such Tax Return, the provisions of Section 6.5 shall apply.
Section 6.3    Transfer Taxes. Transfer Taxes shall be borne equally by Parent, on the one hand, and the Holders on the other hand. The persons required to do so by applicable law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Parent or the Company will join in the execution of any such Tax Returns and other documentation to the extent such Tax Returns or other documentation are approved by Parent. In the event of a dispute with respect to any such Tax Return, the provisions of Section 6.5 shall apply. The persons required to so file shall provide Parent with evidence reasonably satisfactory to Parent that such Tax Returns have been filed and such Transfer Taxes have been paid.
Section 6.4    Post-Closing Action. Except to the extent required by any applicable Law or consistent with past practice of the Company, Parent shall not (a) make any Tax election relating to the Company that has retroactive effect to any Pre-Closing Tax Period of the Company or (b) file any Tax Return or amended Tax Return of the Company for a Pre-Closing Tax Period, in each case to the extent such actions could reasonably be expected to increase Taxes for which the Holders are liable hereunder, without the prior written consent of the Holder Representative, such consent not to be unreasonably withheld, delayed or conditioned.

Section 6.5    Tax Return Disputes.
(a)    If pursuant to Section 6.2 or Section 6.3 a dispute with respect to a Tax Return is to be resolved pursuant to this Section 6.5, Parent and the Holder Representative shall attempt to negotiate an agreeable resolution for up to ten (10) Business Days after notification of the dispute is received by a party. If Parent and the Holder Representative are unable to resolve any dispute concerning a Tax Return within such period, the dispute shall be submitted to an independent accountant of national standing that is mutually agreeable to the parties (the “Independent Accountant”). The parties shall cooperate with any requests for information made by the Independent Accountant. No party may speak to the Independent Accountant in connection with the disputed issue without the presence (including by telephone) of the other party, and each party shall concurrently copy the other party on all written correspondence with the Independent Accountant. The Independent Accountant shall only make a determination of the issues in dispute, shall determine the outcome based on the position that the Independent Accountant determines is most reasonable, and shall render its decision as soon as practicable. Such decision of the Independent Accountant shall be final and binding on the parties, absent manifest error. The costs and expenses of the Independent Accountant shall be borne 50% by Parent and 50% by the Holders. If during the process of resolving a dispute concerning a Tax Return such Tax Return becomes due (taking into account valid extensions, which shall be obtained if available), then Parent may file such Tax Return or cause such Tax Return to be filed reflecting any changes that were agreed upon prior to filing. If as a result of the resolution of the dispute it is determined that such Tax Return should have been prepared differently, to the extent permitted by applicable Law and requested by the other party, such Tax Return shall be amended and refiled accordingly. Nothing herein shall limit Parent’s right to indemnification under Article VIII with respect to any Tax Returns that are the subject of this Section 6.5.
(b)    Parent and the Holder Representative shall give prompt written notice to each other following receipt of any written notice of a Tax Contest for a Pre-Closing Tax Period. Parent shall control any such Tax Contest, provided, that with respect to any Tax Contest that reasonably can be expected to result in liability to the Holders under this Agreement, the Holder Representative shall have the right to participate in any such Tax Contest at the Holders’ own expense. To the extent the Tax Contest reasonably can be expected to result in liability to the Holders under this Agreement, Parent shall keep the Holder Representative reasonably informed of the status of such Tax Contest (including providing copies of all material written correspondence regarding such matter). Parent shall not settle any Tax Contest that reasonably can be expected to result in liability to the Holders under this Agreement without the prior written consent of the Holder Representative, not to be unreasonably withheld, delayed or conditioned. In the event of any conflict between the provisions of this Section 6.5 and Section 8.4 (to the extent applicable), this Section 6.5 shall control.
Section 6.6    Refunds. The amount of any refund of Taxes, including any interest received from a Tax Authority thereon, for a Pre-Closing Tax Period received within five (5) years following the Closing Date, other than any refunds that are (a) attributable to a loss, credit or other Tax attribute arising in periods beginning after the Closing Date, (b) included on the Final Closing Statement, or (c) refunds of Taxes paid by Parent or its Affiliates (including the

Company and its Subsidiaries) post-Closing that are not indemnified under this Article VI or Article VIII shall be for the account of the Holders; provided that (i) prior to the termination of the escrow pursuant to the Escrow Agreement, any such refund shall be paid to the Escrow Agent to be held as part of the escrow and available to satisfy any indemnity obligations under this Article VI or Article VIII to the extent of any Tax-related Losses that have been paid out of the Indemnity Escrow Fund as of the date such refund is received, and (ii) the amount of such refund that is for the benefit of the Holders shall be reduced by any costs incurred in connection with the refund (including professional fees and any Taxes relating to the receipt or right to receive such refund), provided such costs were not incurred by Buyer or the relevant Acquired Company as part of the preparation and filing of Tax Returns (other than the claim for such refund) in the ordinary course. Promptly upon the Surviving Corporation’s (or any of its Affiliates’) receipt of any such refund, Parent shall pay over, by wire transfer of immediately available funds, any such refund, including any interest thereon provided by the applicable Tax Authority, to Exchange Agent for distribution to the Holders; provided that Parent may retain any amounts it is otherwise then due from the Holders under Article VIII. If, subsequent to a Tax Authority’s allowance of a refund, such Tax Authority reduces or eliminates such refund, such refund (or the relevant portion thereof), plus any interest received thereon, previously paid to the Holders shall be returned to Parent within ten (10) Business Days of the date on which Parent is informed of such reduction or elimination.
Section 6.7    Characterization of Payments. Any payments made pursuant to Section 2.9 or Article VIII shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by Law.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived orally or in writing by any party in its sole discretion (provided, that each party’s waiver shall only be effective insofar as to such condition relates to its own obligations):
(a)    No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Transactions.
Section 7.2    Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Parent Material Adverse Effect, which representations and warranties shall be true in all respects giving effect to such qualifications) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date; (ii) Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Company shall have received from each of Parent and Merger Sub a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer of each of Parent and Merger Sub.
(b)    No Parent Material Adverse Effect. There shall not have occurred any change, event or development that, individually or in the aggregate, has had a Parent Material Adverse Effect.
(c)    Ancillary Agreements. The Company shall have received an executed counterpart of each of the Ancillary Agreements, signed by Parent.
Section 7.3    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent in its sole discretion:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true in all respects giving effect to such qualifications) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date; (ii) the Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) Parent shall have received from the Company a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.
(b)    Consents and Approvals. The authorizations, consents, orders and approvals of the Governmental Authorities and officials and third parties, including delivery of estoppel certificates, set forth on Schedule 7.3(b), shall have been received and shall be reasonably satisfactory in form and substance to Parent.
(c)    Ancillary Agreements. Parent shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than Parent or Merger Sub.

(d)    Resignations. Parent shall have received letters of resignation from the directors and officers of the Company.
(e)    Debt Payoff Letters. The Company shall have delivered to Parent a payoff letter duly executed by each holder of Funded Indebtedness, each in form and substance reasonably acceptable to Parent, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company (and as of the Effective Time, the Surviving Corporation) arising under or related to the applicable Funded Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by Parent to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company all instruments evidencing the applicable Funded Indebtedness (including all notes) and all collateral securing the applicable Funded Indebtedness (each such payoff letter, a “Debt Payoff Letter”).
(f)    Third Party Expense Statements and Releases. With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least two (2) Business Days prior to the Closing Date, the Company shall submit to Parent reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company (and as of the Effective Time, the Surviving Corporation) (the “Transaction Expenses Payoff Instructions“). Prior to the Closing, the Company shall have delivered to Parent an invoice duly executed by each payee referred to in the Transaction Expenses Payoff Instructions in form and substance reasonably satisfactory to Parent in which the payee shall agree that, upon payment of the amounts specified in the Transaction Expenses Payoff Instructions, all obligations of the Company (and as of the Effective Time, the Surviving Corporation) to such payee to date shall be repaid, discharged and extinguished in full.
(g)    Assignment of Intellectual Property Rights. All IP Assignments and related actions set forth on Schedule 7.3(g) shall have been validly and properly completed and the Company shall have provided Parent copies of all documents and instruments accomplishing or evidencing the same.
(h)    280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of the Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code in order for such payments and benefits not to be deemed “parachute payments” under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such proposed regulations, or, in the absence of such Stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to irrevocable waivers of those payments and benefits executed by the affected individuals and in form and substance satisfactory to Parent. Nothing in this Section 7.3(h) shall be construed to reduce or mitigate any Holder’s obligations under Article VIII.
(i)    Consideration Spreadsheet and Closing Date Net Adjustment Amount. The Company shall have provided Parent a draft of the Consideration Spreadsheet and a draft calculation of Net Adjustment Amount at least two (2) Business Days prior to the Closing Date and shall provide Parent the final Consideration Spreadsheet and the final calculation of the Net Adjustment Amount as set forth in the Final Closing Statement on the Closing Date, in each case certified by the Chief Financial Officer and Chief Executive Officer of the Company as being true, complete and correct in all material respects, and Parent shall have accepted the Consideration Spreadsheet and the Final Closing Statement, such acceptance not to be unreasonably withheld or delayed (it being understood and agreed that the scope of Parent’s review of the Consideration Spreadsheet shall be limited to ensuring that the Consideration Spreadsheet has been prepared consistent with the terms of Article II).
(j)    Key Employees. Each of the Key Employees shall remain employed by the Company in his or her current position, none shall have indicated he or she intends to terminate his or her employment or relationship with the Company or Parent, and each of the Employee Offer Letters shall continue in full force and effect.
(k)    Opinion of Company Counsel. Parent shall have received the opinion of Company’s legal counsel in the form of Exhibit E attached hereto.
(l)    Receipt of Joinders. Holders of (i) at least ninety percent of the outstanding shares of Company Stock (determined on an as converted to common stock basis) outstanding as of the date hereof and (ii) at least ninety percent of the Company Common Stock shall have executed and delivered Joinder Agreements.
(m)    Employee Retention. At least 80% of the Offered Employees shall have accepted their offers from Parent and/or the Surviving Corporation and remain employed by the Company in their current positions, without indication that any such Company Employees intend to terminate their employment or relationship with the Company.
(n)    Tax Certificate. The Company shall have delivered to Parent a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that shares of Company Stock do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3), and a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), each in substantially the form of Exhibit F hereto.
(o)    Termination of Certain Agreements. The Company shall have delivered to Parent evidence reasonably satisfactory to Parent of the termination, effective on or prior to the

Effective Time, of those Contracts between the Company and a Related Party of the Company set forth on Schedule 7.3(o).
(p)    No Company Material Adverse Effect. There shall not have occurred any change, event or development that, individually or in the aggregate, has had a Company Material Adverse Effect.
(q)    Secretary’s Certificate. Parent shall have received from the Company a Secretary’s Certificate in form and substance reasonable satisfactory to Parent.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival.
(a)    The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions shall survive the Closing until the date that is 15 months after the Closing Date (e.g., if the Closing Date is November 17, 2014, the survival end date would be February 17, 2016); provided, however, that (i)(A) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.5 (Equity Interests), Section 3.12 (Title to Assets), in Section 3.15 (Taxes), and Section 3.14 (Intellectual Property) (collectively, the “Company Fundamental Representations”), (B) the representations and warranties set forth in Section 4.1 (Organization) and Section 4.2 (Authority) (collectively, the “Parent Fundamental Representations”), and (C) any claim of fraud, willful misconduct, intentional misrepresentation or willful breach, shall survive until the date that is eight (8) years after the Closing Date. The Company Fundamental Representations together with Parent Fundamental Representations are referred to herein as the “Fundamental Representations”). It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.1(a) is shorter or longer than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced or extended, as applicable, to the survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 8.1(a) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
(b)    None of the Holders, Parent or Merger Sub shall have any liability with respect to any representations or warranties unless notice of an actual or threatened claim hereunder, or of the facts or circumstances that Parent or the Holder Representative, as the case may be, reasonably believes may result in a claim, is given to the other party prior to the expiration of the survival period, if any, for such representation or warranty, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 8.2    Indemnification by the Holders. The Holders, severally in accordance with their respective Pro Rata Percentages but not jointly, shall save, defend, indemnify and hold harmless Parent, Merger Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of foregoing for, the following, including any and all losses, damages, liabilities, claims, interest, awards, judgments, Taxes, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending or pursuing the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to the following:
(a)    any breach of any representation or warranty made by the Company contained in this Agreement or any schedule or certificate delivered pursuant hereto;
(b)    any breach of any covenant or agreement by the Company contained in this Agreement or any schedule or certificate delivered pursuant hereto (including as a result of the action or failure to act of the Company);
(c)    any Pre-Closing Taxes (other than Taxes to the extent taken into account as a Liability in the determination of the Net Adjustment Amount as finally determined pursuant to Section 2.9);
(d)    any inaccuracy or omission with respect to the Holder information contained in Section 3.4 or the Consideration Spreadsheet or any claim, demand or allegation by any Holder or purported owner of Shares, Company Warrants, Company Options or other equity securities of the Company or any right to acquire Shares, Company Warrants, Company Options or other equity securities of the Company that such Person is entitled to receive any consideration in connection with the Merger that is different from or in addition to the consideration payable to such Person, if any, as provided for under this Agreement, including any amounts required to be paid to any Holder in satisfaction of dissenters’ or appraisal rights to the extent greater than the amounts to which any such dissenting stockholders would be entitled pursuant to the Merger (and including any Losses incurred by Parent or the Surviving Corporation associated with any Actions or settlement entered into to determine or settle the amount payable to such dissenting Holders);
(e)    any inaccuracies in the Final Closing Statement, including any errors in the calculation of the Current Assets, Indebtedness, Transaction Expenses, Bonuses or other Liabilities as of the Closing Date and set forth on the Final Closing Statement;
(f)    any Losses (including, without limitation, any obligations by the Company or its successors to provide indemnity) arising from any breach of fiduciary duty by any of the Company’s officers or directors in their capacities as such prior to the Closing; and
(g)    any of the matters set forth on Schedule 8.2(g).

Section 8.3    Indemnification by Parent. Parent shall save, defend, indemnify and hold harmless the Holders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:
(a)    any breach of any representation or warranty made by Parent or Merger Sub contained in this Agreement or any schedule or certificate delivered pursuant hereto; and
(b)    any breach of any covenant or agreement by Parent or Merger Sub contained in this Agreement or any schedule or certificate delivered pursuant hereto (including as a result of the action or failure to act of the Parent or Merger Sub).
Section 8.4    Procedures.
(a)    A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the Holder Representative, on behalf of the Holders, or to Parent, as applicable (the Holder or Parent, as applicable, the “Indemnifying Party”), with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. For the avoidance of doubt, in each case where the Indemnified Party or the Indemnifying Party is, collectively, the Holders, all references to such Indemnified Party or Indemnifying Party, as the case may be, in this Section 8.4 shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to the Holder Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable. The failure to deliver a Claim Notice, or any delay in providing such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure or such Claim Notice is not delivered on or prior to the expiration of the applicable survival period.
(b)    The Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim, and the Indemnified Party shall have the sole right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party, for the avoidance of doubt, shall be liable for the fees and expenses of counsel employed by the Indemnified Party, as well as any other fees and expenses incurred in connection with defending such Third Party Claim, regardless of the outcome of any Third Party Claim (i.e., regardless as to whether or not the Indemnified Party is able to prevail on the merits of such Third Party Claim and regardless of whether or not the Indemnified Party obtains a final judgment that it is entitled to indemnification from the Indemnifying Party with respect to such Third Party Claim, the Indemnifying Party’s obligation to pay the fees and expense of counsel, as well as other fees and expenses incurred in defense of such Third Party Claim, shall be deemed a “Loss” and subject to indemnification hereunder), unless the Indemnifying Party can show with clear and convincing evidence that such defense was conducted in bad faith, in which case, the Indemnifying Party shall not be responsible for such fees and expenses that were the result of or attributable to such bad faith. The Indemnified Party shall have the right, at its discretion, to settle any Third Party Claim; provided, however, that if the Indemnified Party settles a Third Party claim without the written consent of the Indemnifying Party, the Indemnifying Party may still contest the validity and amount of the obligation of the Indemnified Party should owe to the Indemnified Party pursuant to this Agreement and the settlement shall not be deemed dispositive of the validity or amount of any such obligation. The Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.
(c)    An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure or such Claim Notice is not delivered on or prior to the expiration of the applicable survival period, and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. Following the delivery of a Claim Notice to the Holder Representative, subject to any attorney-client privilege or contractual or implied obligation of confidentiality of Parent or the Surviving Corporation, the Holder Representative and its representatives and agents shall be given reasonable access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and reasonable access to such personnel or representatives of the Surviving Corporation and Parent upon no less than one (1) day’s advanced written notice and during the normal hours of operation for Parent and/or the Surviving Corporation, including but not limited to the individuals responsible for the matters that are the subject of the Claim Notice, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference. If no agreement can be reached after good faith negotiation between the parties, either Parent or the Holder Representative may initiate formal legal action with the applicable court to resolve such dispute. Any final, non-

appealable decision of the court as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement.
(d)    In the event the Holders are obligated to provide indemnification to an Indemnified Party, such obligations shall first be satisfied by distributions from the Indemnity Escrow Fund, and any dividends or distributions made on such shares, with any shares of Parent Common Stock released from the Indemnity Escrow Fund being valued at the Average Price. If the indemnification obligations of Holders exceed the Indemnity Escrow Fund and such obligations are not terminated by the limitations set forth in this Article VIII, then each Holder shall satisfy such Holder’s indemnification obligations by delivering to the Indemnified Party cash in the amount of such Holder’s indemnification obligation.
(e)    The indemnification required hereunder shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Indemnity Escrow Fund if applicable) or the Indemnifying Party (to the extent the Indemnity Escrow Fund has been depleted or claims for Losses exceed the amounts held in the Indemnity Escrow Fund) of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, together with interest on any amount not paid to the Indemnified Party by the Escrow Agent or the Indemnifying Party, as applicable, within fifteen (15) Business Days after a final determination that a viable Loss is subject to indemnification hereunder, with such interest being payable from the date such Losses have been finally determined as being owed by an Indemnifying Party to an Indemnified Party, at a rate equal to 10% per annum, calculated on the basis of a year of 365 days and the number of days elapsed.
(f)    The Indemnifying Party shall not be entitled to require that any Action be made or brought against any other Person before Action is brought or claim is made against it hereunder by the Indemnified Party.
(g)    Notwithstanding the provisions of Section 10.10, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.
Section 8.5    Limits on Indemnification; Calculation of “Losses”. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $175,000, in which case the Indemnifying Party shall be liable for the full amount of such Losses from the first dollar thereof, (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 8.2(a), or Section 8.3(a), as the case may be, shall be equal to the Indemnity Escrow Fund, (c) the Holders shall not be obligated to indemnify Parent or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected as a Liability in calculating the Net Adjustment Amount; (d) for purposes of this Article VIII and calculating the amount (but not the valid existence) of “Losses” incurred by an Indemnified Party (i) such amount of Losses shall be net of any insurance proceeds actually received by the Indemnified Party under any policies of insurance covering the Loss giving rise to the applicable claim; provided, however, that there shall be no obligation on any Indemnified Party to make an insurance claim; and provided, further, that any amounts received pursuant to making an insurance claim are offset by any Loss related to making such claim, including any increases in premium payments attributable to having made such claim and the payment of the deductible; and (ii) any and all “materiality” and similar qualifiers contained in any of the representations and warranties shall be disregarded; (e) any indemnification hereunder for indemnifiable Losses with respect to any Taxes resulting solely from or arising solely in connection with any breach of or inaccuracy in any representation or warranty in Section 3.15 shall be limited to Pre-Closing Taxes; provided that (i) the limitation on indemnity in this clause (e) shall not apply to Taxes arising from a breach of a representation contained in Sections 3.15(d), (g) or (m); and (ii) for purposes of determining the Losses arising from a breach described in clause (i), taxable income includible in the income of Parent and its Subsidiaries for periods (or portions thereof) following the Closing Date as a result of such breach shall be reduced by pre-Closing net operating losses of the Company that are available (taking into account any limitations under Section 382 of the Code and corresponding provisions of state income Tax Law) to offset such income in such periods (or portions of such periods); (f) the liability of each Holder with respect to any Losses hereunder shall be limited to such Holder’s Pro Rata Percentage of such Losses provided, that the foregoing clauses (a) and (b) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Company Fundamental Representation or to any claim of fraud, willful misconduct, intentional misrepresentation, willful breach, or to any claims pursuant to Sections 8.2(c), (d), (e), (f) or (g), in each case, as to which the Indemnified Person may recover the applicable Losses directly from the Holders and the maximum aggregate liability of the Holders, collectively, shall be equal to the dollar value (measured at the Average Price or the Earnout Average Price, as applicable) at distribution of that portion of the Merger Consideration delivered to or for the benefit of the Holders (including into the Indemnity Escrow Fund on the Holders’ behalf and any amounts payable to the Holder Representative pursuant to Section 2.15) pursuant to this Agreement. For the avoidance of doubt, under no circumstances will any Holder be liable to Parent under this Article VIII for any amount in excess of the dollar value (measured at the Average Price or the Earnout Average Price, as applicable) the portion of the Merger Consideration delivered to such Holder (including into the Indemnity Escrow Fund on such Holder’s behalf) pursuant to this Agreement.
Section 8.6    Remedies Not Affected by Investigation, Disclosure or Knowledge. If the Transactions are consummated, Parent expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of Parent or any of its Representatives in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 8.7    Indemnity Escrow Fund.
(a)    Any distributions on the shares of Parent Common Stock other than regular cash dividends shall be deemed attached to the shares of Parent Common Stock to which they pertain. For applicable income Tax purposes, any shares of Parent Common Stock or securities distributed in respect thereof shall be treated as owned by, and any dividends, interest or other income earned on the Indemnity Escrow Fund shall be treated as income of, the Holder on whose behalf such securities or assets giving rise to such interest or other income, as the case may be, are being held. The Holders shall not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of any cash or securities held in the Indemnity Escrow Fund or any interest therein for so long as they are held in the Indemnity Escrow Fund. Each Holder shall be entitled to vote the shares of Parent Common Stock held in the Indemnity Escrow Fund for so long as they are held by the Escrow Agent, pro rata based on the value of the shares of Parent Common Stock deposited in the Indemnity Escrow Fund on behalf of such Holder. For purposes of determining the value of any shares of Parent Common Stock included in the Indemnity Escrow Fund and for purposes of determining the amount of any indemnity claim satisfied with shares of Parent Common Stock held in such Indemnity Escrow Fund, each such share of Parent Common Stock held in the Indemnity Escrow Fund shall be deemed to have a value equal to the Average Price.
(b)    If a Parent Indemnified Party is entitled to be indemnified for Losses arising out of or relating to the causes set forth in Section 8.2(a), the obligation to pay the amount of indemnification owed hereunder shall be satisfied only from the Indemnity Escrow Fund, and any Losses in excess of the Indemnity Escrow Fund shall not be recoverable; provided, however, that the foregoing limitation shall not apply with respect to Losses that are also described in a subsection of Section 8.2 other than subsection (a), or with respect to Losses arising out of or relating to the inaccuracy or breach of (i) any Fundamental Representation or (ii) any claim of fraud, willful misconduct, intentional misrepresentation or willful breach. If a Parent Indemnified Party is entitled to be indemnified for Losses arising out of or relating to (x) any cause other than those set forth in Section 8.2(a), (y) the inaccuracy or breach of any Fundamental Representation or any representation or (z) any claim of fraud, willful misconduct, intentional misrepresentation or willful breach, Parent Indemnified Party shall first seek recovery against the Indemnity Escrow Fund, and then, if the Indemnity Escrow Fund at the time due and owing is insufficient, Parent Indemnified Party may proceed directly against the Holders to satisfy their indemnity obligations hereunder to the extent permitted pursuant to the terms of this Agreement, setting off the amount of any Loss against any amounts due and unpaid, or otherwise subsequently payable, under this Agreement, or any combination of the foregoing.
(c)    Upon the termination of the Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Indemnity Escrow Fund to the Holders as instructed by the Holder Representative. Payment of such amounts to Holders shall be made pro rata in accordance with their respective Pro Rata Percentages.

(d)    Notwithstanding the Holders’ several (and not joint) liability under Section 8.2, and a particular Holder’s maximum liability under Section 8.5(f), Parent Indemnified Parties may recover all Losses in respect of Section 8.2 from the Indemnity Escrow Fund without regard to such limitations applicable to recovery directly from Holders.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of Parent and the Company;
(b)    (i) by the Company, if Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Company; or (ii) by Parent, if the Company breaches any of its representations or warranties or fails to perform any of its covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Parent;
(c)    by either the Company or Parent if the Merger shall not have been consummated by November 30, 2014, then the date that coincides with such delayed Closing (“Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to be consummated on or prior to such date;
(d)    by either the Company or Parent in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided, that Parent and Merger Sub (if Parent is so requesting termination) or the Company (if it is so requesting termination), as the case may be, shall have used their commercially reasonable efforts, in accordance with Section 5.7, to have such order, decree, ruling or other action vacated;
(e)    by Company, if after the date hereof but prior to the Closing, an event or condition occurs that has a Parent Material Adverse Effect; or
(f)    by Parent, if after the date hereof but prior to the Closing, an event or condition occurs that has a Company Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
Section 9.2    Effect of Termination.
(a)    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 2.15(d) relating to the Holder Representative’s exculpation and indemnification, Section 3.26 relating to broker’s fees and finder’s fees, Section 5.6 relating to confidentiality, Section 5.8 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.5 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
(b)    The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, and that, without these agreements, none of the parties would have entered into this Agreement.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the Transactions are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
Section 10.2    Amendment and Modification. This Agreement may be amended, modified or supplemented by mutual written agreement executed by Parent and the Company pursuant to action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any Holder approval); provided, however, that after approval of the Transactions by the Holders, no amendment shall be made to this Agreement which pursuant to applicable Law requires further approval by such Holders without such further approval. After the Effective Time, this Agreement may be amended, modified or supplemented by mutual written agreement executed by Parent and the Holder Representative. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 10.3    Extension. At any time prior to the Effective Time, Parent or the Company, may, solely with respect to the other party, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of Parent or the Company, as applicable, to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 10.4    Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
Section 10.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, e‑mail with a confirmation copy mailed by regular US mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(xii)    if to Parent, Merger Sub or the Surviving Corporation, to:
12181 Bluff Creek Drive, 4th Floor
Playa Vista, CA 90094
Attention: General Counsel
Facsimile:
E-mail: legal@rubiconproject.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention: Bradford P. Weirick
Facsimile: (213) 229-6765
E-mail: bweirick@gibsondunn.com
(xiii)    if to the Company, to:
2 Shaw Alley, 2nd Floor
San Francisco, CA 94105

Attention: President
Facsimile:
E-mail:
with a copy (which shall not constitute notice) to:

DLA Piper LLP
2000 University Avenue
East Palo Alto, California
Attention: Bradley J. Gersich
Facsimile: (650) 833-2074
E-mail: bradley.gersich@dlapiper.com
(xiv)    if to the Holder Representative, to:
Shareholder Representative Services LLC
1614 15th Street, Suite 200, Denver, CO 80202
Attention: Managing Director
Facsimile: (303) 623-0294
Telephone: (303) 648-4085
E-mail: deals@srsacquiom.com

Section 10.6    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All references to the “Company” shall include references to any Person that merged with and into or liquidated into the Company, or for whose Taxes the Company is or could be held liable, as applicable
Section 10.7    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the Transactions unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 10.8    No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 10.9    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.10    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.11    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that Parent or Merger Sub may assign this Agreement to any Affiliate of Parent without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.12    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 10.13    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 10.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 10.15    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 10.16    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 10.17    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.18    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.19    No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 10.20    Sealed Instrument. Each of Parent, Merger Sub and the Company acknowledges and agrees that, with respect to the survival period set forth in Section 8.1(a), it is their intent that this Agreement be, and that it will be treated and construed as, a sealed instrument under Delaware law, including the statute of limitations applicable to sealed instruments. No party shall, and each party shall cause its Affiliates not to, take a position that is inconsistent with this Section 10.20, whether before any Governmental Authority or otherwise.
Section 10.21    Conflict Waiver. Notwithstanding that the Company has been represented by DLA Piper (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Company agrees that after the Closing, the Firm may represent the Holder Representative, the Holders and/or their affiliates in matters related to this Agreement, including, without limitation, in respect of any indemnification claims pursuant hereto. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.

THE RUBICON PROJECT, INC. (SEAL)

By:	/s/ Brian W. Copple
Name: Brian W. Copple
Title: Secretary

PLUTO 2014 ACQUISITION, CORP. (SEAL)

By:	/s/ Brian W. Copple
Name: Brian W. Copple
Title: Secretary

ISOCKET, INC. (SEAL)

By:	/s/ Richard Jalichandra
Name: Richard Jalichandra
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holder Representative

By:	/s/ Paul Koenig
Name: Paul Koenig
Title: Manager